EXHIBIT 13.2

MANAGEMENT’S REPORT

TO THE SHAREHOLDERS OF CASCADES INC

March 1, 2017

The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit and Finance Committee and approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and include certain estimates that reflect management’s best judgment.

The Management of the Corporation is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Corporation’s consolidated financial statements and business activities.

The Management of the Corporation is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with IFRS. Such internal control systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit and Finance Committee, which comprises outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice - President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Corporation’s internal control over financial reporting, as at December 31, 2016 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 COSO Framework). Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2016.

/s/ Mario Plourde MARIO PLOURDE	/s/ Allan Hogg ALLAN HOGG

PRESIDENT AND CHIEF EXECUTIVE OFFICER KINGSEY FALLS, CANADA	VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER KINGSEY FALLS, CANADA

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INDEPENDENT AUDITOR'S REPORT

TO THE SHAREHOLDERS OF CASCADES INC.

March 1, 2017

We have audited the accompanying consolidated financial statements of Cascades Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2016 and 2015 and the consolidated statement of earnings (loss), comprehensive income (loss), equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cascades Inc. and its subsidiaries as at December 31, 2016 and 2015 and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ PricewaterhouseCoopers LLP1 Chartered Professional Accountants - Montréal, Canada

[1]	CPA auditor, CA, public accountancy permit No. A126402

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CONSOLIDATED BALANCE SHEETS

(in millions of Canadian dollars)	NOTE	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents		62	60
Accounts receivable	7 and 15	524	540
Current income tax assets		12	30
Inventories	8 and 15	477	494
Financial assets	27	3	1
		1,078	1,125
Long-term assets
Investments in associates and joint ventures	9	335	322
Property, plant and equipment	10 and 15	1,618	1,608
Intangible assets with finite useful life	11	171	174
Financial assets	27	10	12
Other assets	12 and 27	72	80
Deferred income tax assets	18	179	181
Goodwill and other intangible assets with indefinite useful life	11	350	346
		3,813	3,848
Liabilities and Equity
Current liabilities
Bank loans and advances		28	37
Trade and other payables	13	661	613
Current income tax liabilities		1	1
Current portion of long-term debt	15	36	34
Current portion of provisions for contingencies and charges	14	9	5
Current portion of financial liabilities and other liabilities	16 and 27	27	37
		762	727
Long-term liabilities
Long-term debt	15	1,530	1,710
Provisions for contingencies and charges	14	34	34
Financial liabilities	27	16	47
Other liabilities	16	178	178
Deferred income tax liabilities	18	219	189
		2,739	2,885
Equity attributable to Shareholders
Capital stock	19	487	490
Contributed surplus	20	16	17
Retained earnings		512	387
Accumulated other comprehensive loss	21	(31)	(27)
		984	867
Non-controlling interests		90	96
Total equity		1,074	963
		3,813	3,848

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Alain Lemaire	/s/ Georges Kobrynsky
Alain Lemaire - DIRECTOR	Georges Kobrynsky - DIRECTOR

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CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

For the years ended December 31 (in millions of Canadian dollars, except per common share amounts and number of common shares)	NOTE	2016	2015
Sales		4,001	3,861
Cost of sales and expenses
Cost of sales (including depreciation and amortization of $192 million; 2015 — $190 million)	22	3,380	3,261
Selling and administrative expenses	22	402	360
Gain on acquisitions, disposals and others	24	(4)	(1)
Impairment charges and restructuring costs	25	12	66
Foreign exchange gain		(4)	(6)
Loss (gain) on derivative financial instruments	27	(6)	28
		3,780	3,708
Operating income		221	153
Financing expense	26	88	91
Interest expense on employee future benefits	26	5	6
Loss on refinancing of long-term debt	15	—	19
Foreign exchange loss (gain) on long-term debt and financial instruments		(22)	91
Share of results of associates and joint ventures	9	(32)	(37)
Earnings (loss) before income taxes		182	(17)
Provision for income taxes	18	45	40
Net earnings (loss) from continuing operations including non-controlling interests for the year		137	(57)
Net earnings from discontinued operations	5	—	1
Net earnings (loss) including non-controlling interests for the year		137	(56)
Net earnings attributable to non-controlling interests		2	9
Net earnings (loss) attributable to Shareholders for the year		135	(65)
Net earnings (loss) from continuing operations per common share
Basic		$1.42	$(0.70)
Diluted		$1.39	$(0.70)
Net earnings (loss) per common share
Basic		$1.42	$(0.69)
Diluted		$1.39	$(0.69)
Weighted average basic number of common shares outstanding		94,709,048	94,384,308
Weighted average number of diluted common shares		96,877,848	96,261,484

Net earnings (loss) attributable to Shareholders:
Continuing operations		135	(66)
Discontinued operations	5	—	1
Net earnings (loss)		135	(65)

The accompanying notes are an integral part of these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31 (in millions of Canadian dollars)	NOTE	2016	2015
Net earnings (loss) including non-controlling interests for the year		137	(56)
Other comprehensive income (loss)
Items that may be reclassified subsequently to earnings
Translation adjustments	21
Change in foreign currency translation of foreign subsidiaries		(33)	115
Change in foreign currency translation related to net investment hedging activities		21	(101)
Cash flow hedges	21
Change in fair value of foreign exchange forward contracts		—	2
Change in fair value of commodity derivative financial instruments		10	2
Available-for-sale financial assets		(2)	2
Share of other comprehensive income of associates		—	14
Provision for (recovery of) income taxes	18	(6)	8
		(10)	42
Items that are reclassified to retained earnings
Actuarial gain on post-employment benefit obligations	17	11	25
Income taxes	18	(3)	(7)
		8	18
Other comprehensive income (loss)		(2)	60
Comprehensive income including non-controlling interests for the year		135	4
Comprehensive income (loss) attributable to non-controlling interests for the year		(4)	16
Comprehensive income (loss) attributable to Shareholders for the year		139	(12)
Comprehensive income (loss) attributable to Shareholders:
Continuing operations		139	(13)
Discontinued operations		—	1
Comprehensive income (loss)		139	(12)

The accompanying notes are an integral part of these consolidated financial statements

.

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CONSOLIDATED STATEMENTS OF EQUITY

	For the year ended December 31, 2016
(in millions of Canadian dollars)	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON-CONTROLLING INTERESTS	TOTAL EQUITY
Balance - Beginning of year	490	17	387	(27)	867	96	963
Comprehensive income (loss)
Net earnings	—	—	135	—	135	2	137
Other comprehensive income (loss)	—	—	8	(4)	4	(6)	(2)
	—	—	143	(4)	139	(4)	135
Dividends	—	—	(15)	—	(15)	—	(15)
Stock options	1	—	—	—	1	—	1
Issuance of common shares	1	—	—	—	1	—	1
Redemption of common shares	(5)	(1)	(3)	—	(9)	—	(9)
Dividends paid to non-controlling interests and acquisition of non-controlling interests	—	—	—	—	—	(2)	(2)
Balance - End of year	487	16	512	(31)	984	90	1,074

	For the year ended December 31, 2015
(in millions of Canadian dollars)	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON-CONTROLLING INTERESTS	TOTAL EQUITY
Balance - Beginning of year	483	18	454	(62)	893	110	1,003
Comprehensive income (loss)
Net earnings (loss)	—	—	(65)	—	(65)	9	(56)
Other comprehensive income	—	—	18	35	53	7	60
	—	—	(47)	35	(12)	16	4
Dividends	—	—	(15)	—	(15)	—	(15)
Stock options	2	(1)	—	—	1	—	1
Issuance of common shares	5	—	—	—	5	—	5
Acquisition of non-controlling interests	—	—	(5)	—	(5)	(30)	(35)
Balance - End of year	490	17	387	(27)	867	96	963

The accompanying notes are an integral part of these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31 (in millions of Canadian dollars)	NOTE	2016	2015
Operating activities from continuing operations
Net earnings (loss) attributable to Shareholders for the year		135	(65)
Net earnings from discontinued operations	5	—	(1)
Net earnings (loss) from continuing operations		135	(66)
Adjustments for:
Financing expense and interest expense on employee future benefits	26	93	97
Loss on refinancing of long-term debt		—	19
Depreciation and amortization		192	190
Gain on acquisitions, disposals and others	24	(4)	(1)
Impairment charges and restructuring costs	25	4	64
Unrealized loss (gain) on derivative financial instruments		(18)	18
Foreign exchange loss (gain) on long-term debt and financial instruments		(22)	91
Provision for income taxes	18	45	40
Share of results of associates and joint ventures	9	(32)	(37)
Net earnings attributable to non-controlling interests		2	9
Net financing expense paid		(89)	(89)
Premium paid on long-term debt refinancing	15	—	(13)
Net income taxes received (paid)		10	(14)
Dividend received	9	18	17
Employee future benefits and others		(18)	(3)
		316	322
Changes in non-cash working capital components	26	56	(38)
		372	284
Investing activities from continuing operations
Investments in associates and joint ventures		(6)	(2)
Payments for property, plant and equipment		(182)	(163)
Proceeds on disposals of property, plant and equipment		5	4
Change in intangible and other assets		14	8
Business acquisition	6	(16)	—
		(185)	(153)
Financing activities from continuing operations
Bank loans and advances		(8)	(14)
Change in revolving credit facilities		(146)	(120)
Issuance of senior notes, net of related expenses	15	—	300
Repayment of senior notes	15	—	(305)
Increase in other long-term debt		40	73
Payments of other long-term debt		(47)	(48)
Settlement of derivative financial instruments		3	—
Issuance of common shares	19	1	5
Redemption of common shares	19	(9)	—
Dividends paid to non-controlling interests and acquisition of non-controlling interests	9	(1)	(5)
Dividends paid to the Corporation's Shareholders	19	(15)	(15)
		(182)	(129)
Change in cash and cash equivalents during the year from continuing operations		5	2
Change in cash and cash equivalents during the year from discontinued operations	5	—	30
Net change in cash and cash equivalents during the year		5	32
Currency translation on cash and cash equivalents		(3)	(1)
Cash and cash equivalents - Beginning of year		60	29
Cash and cash equivalents - End of year		62	60

The accompanying notes are an integral part of these consolidated financial statements

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SEGMENTED INFORMATION

The Corporation analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under International Financial Reporting Standards (IFRS); however, the chief operating decision-maker (“CODM”) uses this performance measure to assess the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Corporation. Intersegment operations are recorded on the same basis as are sales to third parties, which are at fair market value. The accounting policies of the reportable segments are the same as the Corporation’s accounting policies described in Note 2.

The Corporation's operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The Chief Executive Officer has authority for resource allocation and management of the Corporation's performance, and is therefore the CODM.

The Corporation's operations are managed in four segments: Containerboard, Boxboard Europe, Specialty Products (which constitutes the Corporation's Packaging Products) and Tissue Papers.

	SALES
For the years ended December 31 (in millions of Canadian dollars)	2016	2015
Packaging Products
Containerboard	1,370	1,301
Boxboard Europe	796	825
Specialty Products	620	579
Intersegment sales	(61)	(55)
	2,725	2,650
Tissue Papers	1,305	1,236
Intersegment sales and Corporate activities	(29)	(25)
	4,001	3,861

	OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION (OIBD)
For the years ended December 31 (in millions of Canadian dollars)	2016	2015
Packaging Products
Containerboard	214	233
Boxboard Europe	51	6
Specialty Products	71	52
	336	291
Tissue Papers	139	119
Corporate	(62)	(67)
Operating income before depreciation and amortization	413	343
Depreciation and amortization	(192)	(190)
Financing expense and interest expense on employee future benefits	(93)	(97)
Loss on refinancing of long-term debt	—	(19)
Foreign exchange gain (loss) on long-term debt and financial instruments	22	(91)
Share of results of associates and joint ventures	32	37
Earnings (loss) before income taxes	182	(17)

8

	PAYMENTS FOR PROPERTY, PLANT AND EQUIPMENT
For the years ended December 31 (in millions of Canadian dollars)	2016	2015
Packaging Products
Containerboard	51	64
Boxboard Europe	26	23
Specialty Products	26	14
	103	101
Tissue Papers	77	57
Corporate	26	7
Total acquisitions	206	165
Proceeds on disposals of property, plant and equipment	(5)	(4)
Capital-lease acquisitions and included in other debts	(18)	(3)
	183	158
Acquisitions of property, plant and equipment included in “Trade and other payables”
Beginning of year	19	20
End of year	(25)	(19)
Payments for property, plant and equipment net of proceeds on disposals	177	159

	TOTAL ASSETS
(in millions of Canadian dollars)	December 31, 2016	December 31, 2015
Packaging Products
Containerboard	1,285	1,277
Boxboard Europe	567	620
Specialty Products	336	330
	2,188	2,227
Tissue Papers	922	940
Corporate	400	381
Intersegment eliminations	(37)	(29)
	3,473	3,519
Investments in associates and joint ventures	335	322
Other investments	5	7
	3,813	3,848

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Information by geographic segment is as follows:

For the years ended December 31 (in millions of Canadian dollars)	2016	2015
Sales
Operations located in Canada
Within Canada	1,511	1,376
To the United States	505	542
Offshore	14	21
	2,030	1,939
Operations located in the United States
Within the United States	1,065	976
To Canada	45	62
Offshore	2	6
	1,112	1,044
Operations located in Italy
Within Italy	241	234
Other countries	140	149
	381	383
Operations located in other countries
Within Europe	399	426
Other countries	79	69
	478	495
	4,001	3,861

(in millions of Canadian dollars)	December 31, 2016	December 31, 2015
Property, plant and equipment
Canada	830	838
United States	505	464
Italy	179	199
Other countries	104	107
	1,618	1,608

(in millions of Canadian dollars)	December 31, 2016	December 31, 2015
Goodwill, customer relationships and client lists, and other finite and indefinite useful life intangible assets
Canada	441	447
United States	71	64
Italy	9	9
	521	520

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions of Canadian dollars, except per common share and option amounts and number of common shares and options)

NOTE 1

GENERAL INFORMATION

Cascades Inc. and its subsidiaries (together “Cascades” or the “Corporation”) produce, convert and market packaging and tissue products composed mainly of recycled fibres. Cascades Inc. is incorporated and domiciled in Québec, Canada. The address of its registered office is 404, Marie-Victorin Boulevard, Kingsey Falls. Its shares are listed on the Toronto Stock Exchange.

The Board of Directors approved the consolidated financial statements on March 1, 2017.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Corporation prepares its financial statements in accordance with Canadian generally accepted accounting principles (‘‘GAAP’’) as set forth in Part 1 of the Chartered Professional Accountants of Canada (‘‘CPA Canada’’) Handbook – Accounting which incorporates IFRS as issued by the International Accounting Standards Board. The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

BASIS OF MEASUREMENT

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities, including derivative instruments, which are measured at fair value.

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation, which include:

A.	SUBSIDIARIES

Subsidiaries are all entities over which the Corporation has control, where control is defined as the power to direct decisions about relevant activities. The Corporation does not have any interest in a structured entity. The existence and effect of potential voting rights that are exercisable or convertible are considered when assessing whether the Corporation controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date on which control ceases. Accounting policies of subsidiaries have been changed, where necessary, to ensure consistency with the policies adopted by the Corporation. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Corporation. Results of operations are consolidated commencing on the date of acquisition. The purchase consideration is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. The transaction costs directly attributable to the acquisition are expensed. Identifiable assets acquired, as well as liabilities and contingent liabilities assumed in a business combination, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interests. The excess of the purchase consideration over the fair value of the Corporation's share of the identifiable net assets acquired is recorded as goodwill. If the purchase consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of earnings. Intercompany transactions, balances and unrealized gains on transactions between subsidiaries are eliminated.

The following are the principal subsidiaries of the Corporation:

	PERCENTAGE OWNED (%)	JURISDICTION
Cascades Canada ULC	100	Canada
Cascades Recovery Inc.	100	Canada
Cascades USA Inc.	100	Delaware
Cascades Europe S.A.S.	100	France
Reno de Medici S.p.A.	57.7	Italy

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B.	TRANSACTIONS AND CHANGE IN OWNERSHIP

Acquisitions or disposals of equity interests that do not result in the Corporation obtaining or losing control are treated as equity transactions. When the Corporation obtains or loses control, the revaluation of the previously held interest or the non-controlling interests that results in gains or losses for the Corporation is recognized in the consolidated statement of earnings.

C.	ASSOCIATES

Associates are all entities over which the Corporation has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. The Corporation's investment from associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Unrealized gains on transactions between the Corporation and its associates are eliminated to the extent of the Corporation's interest in the associates. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of earnings.

The Corporation assesses, at each year-end, whether there is any objective evidence that its interest in associates is impaired. If impaired, the carrying value of the Corporation's share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less cost of disposal or value in use) and charged to the consolidated statement of earnings.

D.	JOINT VENTURES

A joint venture is an entity in which the Corporation holds a long-term interest and for which it shares joint control over decisions regarding relevant activities. The Corporation reports its interests in joint ventures using the equity method. Accounting policies of joint ventures have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation.

REVENUE RECOGNITION

The Corporation recognizes its sales, which consist of product sales, when it is probable that the economic benefits will flow to the Corporation, the goods are shipped and the significant risks and benefits of ownership are transferred, the amount of revenue can be measured reliably, and collection of the resulting receivable is reasonably assured.

Revenue is measured based on the price specified in the sales contract, net of discounts and estimated returns at the time of sale. Historical experience is used to estimate and provide for discounts and returns. Volume discounts are assessed based on anticipated annual sales.

FINANCIAL INSTRUMENTS AND HEDGING RELATIONSHIPS

Financial assets and financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership. Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

CLASSIFICATION

The Corporation classifies its financial instruments in the following categories: at fair value through profit or loss, held to maturity (“HTM”), loans and receivables, available for sale (“AFS”) and other liabilities. The classification depends on the purpose for which the financial instruments were acquired or issued. Management determines the classification of its financial assets and financial liabilities at initial recognition. Settlement date accounting is used by the Corporation for all financial assets.

A.	FINANCIAL ASSETS AND LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

A financial asset or financial liability is classified in this category if it is acquired principally for the purpose of selling or repurchasing in the short term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of earnings. Gains and losses arising from changes in fair value are presented in the consolidated statement of earnings in loss (gain) on acquisition, disposal and others in the period in which they arise. Financial assets and financial liabilities at fair value through profit or loss are classified as current, except for the portion expected to be realized or paid beyond 12 months of the consolidated balance sheet date, which is classified as long-term.

B.	HELD TO MATURITY

HTM financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities, other than loans and receivables, AFS or fair value through profit or loss that the entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Corporation had no HTM financial assets as at December 31, 2016 and 2015.

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C.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

AFS investments are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. AFS investments are recognized initially at fair value plus transaction costs, and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in the statement of other comprehensive income (loss). AFS investments are classified as long-term, unless the investment matures within 12 months, or Management expects to dispose of them within 12 months.

Interest on AFS investments, calculated using the effective interest method, is recognized in the consolidated statement of earnings as part of financing expense. Dividends on AFS equity instruments are recognized in the consolidated statement of earnings as part of loss (gain) on derivative financial instruments when the Corporation's right to receive payment is established. When an AFS investment is sold or impaired, the accumulated gains or losses are moved from Accumulated other comprehensive income (loss) to the consolidated statement of earnings and included in loss (gain) on derivative financial instruments.

D.	LOANS AND RECEIVABLES

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Corporation's loans and receivables comprise accounts receivable, notes receivable from business disposals and cash and cash equivalents. Loans and receivables are initially recognized at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

E.	FINANCIAL LIABILITIES AT AMORTIZED COST

Financial liabilities at amortized cost include bank loans and advances, trade and other payables, and long-term debt. Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value. Subsequently, they are measured at amortized cost using the effective interest method. They are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as long-term liabilities.

IMPAIRMENT OF FINANCIAL ASSETS

At each report date, the Corporation assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Corporation recognizes an impairment loss, as follows:

i)	Financial assets carried at amortized cost: The impairment loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

ii)	AFS financial assets: The impairment loss is the difference between the original cost of the asset and its permanent fair value decrease at the measurement date, less any impairment losses previously recognized in the consolidated statement of earnings. This amount represents the cumulative loss in “Accumulated other comprehensive income (loss)” that is reclassified to net earnings (loss).

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on AFS equity instruments are not reversed.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Corporation designates certain derivative financial instruments as either:

i)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

ii)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or

iii)	hedges of a net investment in a foreign operation (net investment hedge).

The Corporation formally documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Corporation also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a long-term asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

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A.	FAIR VALUE HEDGE

The periodic change in fair value of the hedging derivative is recorded in net income. The periodic change in the cumulative gain or loss on the hedged item is recorded as an adjustment to its carrying amount on the balance sheet and is also recorded in net income. Hedging ineffectiveness is automatically recorded to net income as the difference between the above amounts recorded in net income. Realized gains and losses on the hedging item, resulting from the difference between the interest payments on the receive leg and the pay leg of the hedging derivative, are recorded on an accrual basis in net income as interest income or expense.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity using a recalculated effective interest rate.

B.	CASH FLOW HEDGE

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Amounts accumulated in equity are reclassified to profit or loss in the period when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the consolidated statement of earnings on the same line as the hedged item. The gain or loss relating to the ineffective portion is recognized in the consolidated statement of earnings as part of loss (gain) on derivative financial instruments. However, when the forecasted transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or property, plant and equipment), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in Cost of goods sold in the case of inventory or in Depreciation in the case of property, plant and equipment.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of earnings. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of earnings.

C.	NET INVESTMENT HEDGE

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in the statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings. Gains and losses accumulated in equity are included in the consolidated statement of earnings when the foreign operation is partially disposed of or sold.

The Corporation also uses cross-currency interest rate swaps to manage the currency fluctuations risk associated with forecasted cash flows in foreign currency. These cross-currency interest rate swaps are designated as foreign exchange hedge of its net investment in foreign operations. The portion of the gains and losses arising from the translation of those derivatives that are determined to be an effective hedge are recognized in Other Comprehensive Income, counterbalancing gains and losses arising from the translation of the Corporation's net investment in its foreign operations.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less a provision for doubtful accounts that is based on expected collectability.

INVENTORIES

Inventories of finished goods are valued at the lower of cost, determined by either average production cost or retail method, or net realizable value. Inventories of raw material and supplies are valued at the lower of cost or replacement value, which is the best available measure of their net realizable value. Cost of raw material and supplies is determined using the average cost and first-in, first-out methods respectively. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

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PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

Property, plant and equipment are recorded at cost less accumulated depreciation and net impairment losses, including interest incurred during the construction period of qualifying property, plant and equipment. Repairs and maintenance costs are charged to the consolidated statement of earnings during the period in which they are incurred. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Depreciation is calculated on a straight-line basis as follows:

Buildings                Between 10 and 33 years

Machinery and equipment        Between 7 and 30 years

Automotive equipment        Between 5 and 10 years

Other property, plant and equipment    Between 3 and 10 years

GRANTS AND INVESTMENT TAX CREDITS

Grants and investment tax credits for property, plant and equipment are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same basis as that used to depreciate the related property, plant and equipment.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets, until all the activities necessary to prepare the asset for its intended use are complete. All other borrowing costs are recognized in the consolidated statement of earnings in the period in which they are incurred.

INTANGIBLE ASSETS

Intangible assets consist primarily of customer relationships and client lists, application software and favourable leases. They are recorded at cost less accumulated amortization and impairment losses and amortized on a straight-line basis over the estimated useful lives as follows:

Customer relationships and client lists    Between 2 and 20 years

Other finite-life intangible assets    Between 2 and 20 years

Application software    Between 3 and 10 years

Enterprise Resource Planning (“ERP”)    7 years

Favourable leases    Term of the lease

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

IMPAIRMENT

A.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS WITH FINITE USEFUL LIFE

At the end of each reporting period, the Corporation assesses whether there is an indicator that the carrying amount of an asset or a group of assets may be higher than its recoverable amount which is described in section C hereunder. For that purpose, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units (“CGUs”)).

When the recoverable amount is lower than the carrying amount, the carrying amount is reduced to the recoverable amount. Impairment losses are recorded immediately in the consolidated statement of earnings in the line item Impairment charges and restructuring costs. Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration. The revalued carrying value is the lower of the estimated recoverable amount and the carrying amount that would have been determined had no impairment loss been recognized and depreciation had been taken previously on the asset or CGU. A reversal of impairment loss is recorded directly in the consolidated statement of earnings in the line item Impairment charges and restructuring costs.

B.	GOODWILL AND OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE

Goodwill and other intangible assets with an indefinite useful life are recognized at cost less any accumulated impairment losses. They have an indefinite useful life due to their permanent nature since they are acquired rights or not subject to wear and tear. They are reviewed for impairment annually on December 31 or when an event or a circumstance occurs and indicates that the value could be permanently impaired. Goodwill is allocated to CGUs for the purpose of impairment testing based on the level at which Management monitors it, which is not higher than an operating segment. The allocation is made to CGUs that are expected to benefit from the business combination in which the goodwill and other intangible assets with an indefinite useful life arose. Impairment loss on goodwill is not reversed.

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C.	RECOVERABLE AMOUNTS

A recoverable amount is the higher of fair value less cost of disposal or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or CGU. When determining fair value less cost of disposal, the Corporation considers if there is a market price for the asset being evaluated. Otherwise, the Corporation uses the income approach.

LEASES

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated statement of earnings on a straight-line basis over the term of the lease.

The Corporation leases certain property, plant and equipment. Leases of property, plant and equipment for which the Corporation has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease's commencement at the lower of the fair value of the leased property or the present value of the minimum lease payments. Property, plant and equipment acquired under a finance lease are depreciated over the shorter of the estimated useful life of the asset or the lease term using the straight-line method. Each lease payment is allocated between the liability and the financing expense so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of financing expense, are included in long-term debt.

PROVISIONS FOR CONTINGENCIES AND CHARGES

Provisions for contingencies include mainly legal and other claims. A provision is recognized when the Corporation has a legal or constructive obligation as a result of a past event and it is probable that settlement of the obligation will require a financial payment or cause a financial loss, and a reliable estimate of the amount of the obligation can be made.

If some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recorded in the consolidated balance sheet as a separate asset, but only if it is virtually certain that the reimbursement will be received.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as a financing expense.

ENVIRONMENTAL RESTORATION OBLIGATIONS AND ENVIRONMENTAL COSTS

An obligation to incur restoration and environmental costs arises when environmental disturbance is caused by the development or ongoing production of a plant or landfill site. Such costs arising from the installation of a plant and other site preparation work are provided for and capitalized at the start of each project, or as soon as the obligation to incur such costs arises. Decommissioning costs are recorded at the estimated amount at which the obligation could be settled at the consolidated balance sheet date, and are charged against profit over the life of the operation, through the depreciation of the asset and the unwinding of the discount on the provision. The discount rate is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Costs for restoring subsequent site damage which is created on an ongoing basis during production are provided for at their present values and charged against profit as the obligation arises.

Changes in the measurement of a liability relating to the decommissioning of a plant or other site preparation work which result from changes in the estimated timing or amount of the cash flow, or a change in the discount rate, are added to, or deducted from, the cost of the related asset in the current year. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in the consolidated statement of earnings. If the asset value is increased and there is an indication that the revised carrying value is not recoverable, an impairment test is performed in accordance with the accounting policy for impairment testing.

LONG-TERM DEBT

Long-term debt is recognized initially at fair value, net of financing costs incurred. Long-term debt is subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of earnings over the period of the term of the debt using the effective interest method.

Financing costs paid on establishment of the revolving credit facility are recognized as deferred financing costs and amortized on a straight-line basis over the anticipated period of the credit facility.

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EMPLOYEE BENEFITS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (“RRSP”) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, the average salaries or compensation at the end of a career. Retirement benefits are not adjusted based on inflation. The Corporation also offers its employees some post-employment benefit plans, such as a retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of new retirees, and the retirement allowance is not offered to those who do not meet certain criteria.

The liability recognized in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated at least every three years by independent actuaries using the projected unit credit method, and updated regularly by management for any material transactions and changes in circumstances, including changes in market prices and interest rates up to the end of the reporting period.

As well, when an asset is recorded for a pension plan, its carrying value cannot be greater than the future economic benefit that the Corporation will get from the asset. The future economic benefit includes the suspension of contribution if the pension plan provisions allow for it under the minimum funding requirements. When there is a minimum funding requirement, it can increase the liability recorded. All special contributions legally required to fund a plan deficit are considered. For plans for which an actuarial evaluation is required as at December 31, 2016, a schedule of contributions is estimated to establish the minimum funding requirement. For other plans, we have used contributions from the most recent actuarial report.

Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recorded in the statement of other comprehensive income (loss) and recognized immediately in retained earnings without recycling to the consolidated statement of earnings. Past service costs are recognized immediately in the consolidated statement of earnings.

When restructuring a plan results in a curtailment and settlement occurring at the same time, the curtailment is accounted for before the settlement.

Interest costs on pension and other post-employment benefits are recognized in the consolidated statement of earnings as Interest expense on employee future benefits. The measurement date of employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on their balances as at December 31, 2016, 18% of the plans were evaluated on December 31, 2015 (17% in 2014).

INCOME TAXES

The Corporation uses the liability method to recognize deferred income taxes. According to this method, deferred income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the consolidated balance sheet date that are expected to apply when the deferred income taxes are expected to be recovered or settled. Deferred income tax assets are recognized when it is probable that the asset will be realized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FOREIGN CURRENCY TRANSLATION

Items included in the financial statements of each of the Corporation's entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is Cascades' functional currency.

A.	FOREIGN CURRENCY TRANSACTIONS

Transactions denominated in currencies other than the business unit's functional currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the consolidated balance sheet date. Unrealized gains and losses on translation of monetary assets and liabilities are reflected in the consolidated statement of earnings for the year.

B.	FOREIGN OPERATIONS

The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Revenues and expenses are translated at the average monthly exchange rate. Translation gains or losses are deferred and included in Accumulated other comprehensive income.

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SHARE-BASED PAYMENTS

The Corporation uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of each tranche of options granted. The fair value of each tranche is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any considerations paid by employees, as well as the related stock-based compensation, are credited to capital stock.

DIVIDEND DISTRIBUTION

Dividend distribution to the Corporation's Shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Corporation's Board of Directors.

EARNINGS PER COMMON SHARE

Basic earnings per common share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per common share are determined by adjusting the weighted average number of common shares outstanding for dilutive instruments, which are primarily stock options, using the treasury stock method to evaluate the dilutive effect of stock options. Under this method, instruments with a dilutive effect, which is when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Corporation at the average market price for the period.

NOTE 3

CHANGES IN ACCOUNTING POLICY AND DISCLOSURES

A) NEW IFRS ADOPTED

IAS 1 - PRESENTATION OF FINANCIAL STATEMENTS

In December 2014, the IASB issued amendments to IAS 1, Presentation of Financial Statements (IAS 1 amendments). The IAS 1 amendments provide guidance on the application of judgment in the preparation of financial statements and disclosures. The IAS 1 amendments are effective for annual periods beginning on or after January 1, 2016. The application of the standard did not result in significant changes.

B) RECENT IFRS PRONOUNCEMENTS NOT YET ADOPTED

IFRS 15 — REVENUE RECOGNITION

In May 2014, the International Accounting Standards Board (IASB) issued IFRS 15 - Revenue from Contracts with Customers. IFRS 15 replaces all previous revenue recognition standards, including IAS 18 - Revenue, and related interpretations such as IFRIC 13 - Customer Loyalty Programs. The standard sets out the requirements for recognizing revenue. Specifically, the new standard introduces a comprehensive framework with the general principle being that an entity recognizes revenue to depict the transfer of promised goods and services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard introduces more prescriptive guidance than was included in previous standards and may result in changes in classification and disclosure in addition to changes in the timing of recognition for certain types of revenues. The new standard is effective for annual periods beginning on or after January 1, 2018 with early adoption permitted. At this time, the Corporation is reviewing the impact that this standard will have on its consolidated financial statements.

IFRS 9 — FINANCIAL INSTRUMENTS

In July 2014, the IASB released the final version of IFRS 9, Financial Instruments. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models for debt instruments in IAS 39, Financial Instruments: Recognition and Measurement, with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are recognized either at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss insofar as they do not clearly represent a return on investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely. Requirements for financial liabilities carry forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in the statement of other comprehensive income. It also includes guidance on hedge accounting. The standard is effective for annual periods beginning on or after January 1, 2018, with earlier application permitted. The Corporation is currently evaluating the impact of the standard on its consolidated financial statements.

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IFRS 16 — LEASES

In January 2016, the IASB released IFRS 16, Leases, which supersedes IAS 17, Leases, and the related interpretations on leases: IFRIC 4, Determining whether an arrangement contains a lease, SIC 15, Operating Leases - Incentives and SIC 27, Evaluating the substance of transactions in the legal form of a lease. The standard is effective for annual periods beginning on or after January 1, 2019, with earlier application permitted for companies that also apply IFRS 15, Revenue from Contracts with Customers. The Corporation is currently evaluating the impact of the standard on its consolidated financial statements. As at December 31, 2016, the Corporation has $65 million of operating lease commitments.

IAS 7 - STATEMENT OF CASH FLOWS

In January 2016, the IASB published amendments to IAS 7, Statement of Cash Flows. The amendments are intended to clarify IAS 7 to improve information provided to users of financial statements about an entity’s financing activities. They are effective for annual periods beginning on or after January 1, 2017, with earlier application being permitted. The Corporation is currently evaluating the impact of IAS 7 on its consolidated financial statements.

IAS 12 - INCOME TAXES

In February 2016, the IASB issued amendments to IAS 12, Income Taxes regarding the recognition of deferred tax assets for unrealized losses, effective for annual periods beginning on or after January 1, 2017. The amendments clarify how to account for deferred tax assets related to debt instruments measured at fair value. The Corporation is currently evaluating the impact of these amendments on its consolidated financial statements.

NOTE 4

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, Management reviews its estimates, including those related to environmental costs, employee future benefits, collectability of accounts receivable, financial instruments, contingencies, income taxes, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

A. IMPAIRMENT OF LONG-LIVED ASSETS, INTANGIBLE ASSETS AND GOODWILL

In determining the recoverable amount of an asset or a ‘‘CGU‘‘, the Corporation uses several key assumptions, based on external information on the industry when available, and including estimated production levels, selling prices, volume, raw material costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes its assumptions are reasonable. Based on available information at the assessment date, however these assumptions involve a high degree of judgment and complexity. Management believes that the following assumptions are the most susceptible to change and therefore could impact the valuation of the assets in the next year.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS (see Notes 5 and 25 of consolidated financial statements)

GROWTH RATES

The assumptions used were based on the Corporation's internal budget. Revenues, operating margins and cash flows were projected for a period of five years, and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considers past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

DISCOUNT RATES

The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital ("WACC") for comparable companies operating in similar industries of the applicable "CGU," group of "CGUs" or reportable segment, based on publicly available information.

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FOREIGN EXCHANGE RATES

When estimating the fair value less cost of disposal, foreign exchange rates are determined using the financial institutions' average forecast for the first two years of forecasting. For the following three years, the Corporation uses the last five years' historical average of the foreign exchange rate. Terminal rate is based on historical data of the last 20 years and adjusted to reflect management's best estimate.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty, since adverse changes in one or a combination of the Corporation's key assumptions could cause a significant change in the carrying amounts of these assets.

B. INCOME TAXES

The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing tax losses based on the Corporation's assessment of its ability to use them against future taxable income before they expire. If the Corporation's assessment of its ability to use the tax losses proves inaccurate in the future, more or less of the tax losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation's results in the relevant year.

C. EMPLOYEE BENEFITS

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and Management's best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected healthcare costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

CRITICAL JUDGMENTS IN APPLYING THE CORPORATION'S ACCOUNTING POLICIES

SUBSIDIARIES AND EQUITY ACCOUNTED INVESTMENTS

Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management's assessment of control, joint control or significant influence over an investment will determine the accounting treatment for the investment. The Corporation has a 59.7% interest in an associate ("Greenpac"). Greenpac's Shareholders agreement requires a majority of 80% for all decision-making related to relevant activities. Consequently, the Corporation does not have power over relevant activities of Greenpac and its participation is accounted for as an associate.

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NOTE 5

DISCONTINUED OPERATIONS AND DISPOSALS

CONSOLIDATED NET EARNINGS FROM DISCONTINUED OPERATIONS

(in millions of Canadian dollars)	2016	2015
Condensed net earnings from discontinued operations	—	1
Condensed net earnings from discontinued operations per common share
Basic and diluted	—	$0.01

CONSOLIDATED CASH FLOW FROM DISCONTINUED OPERATIONS

(in millions of Canadian dollars)	2016	2015
Consolidated cash flow from discontinued operations
Cash flow from (used for):
Operating activities	—	(14)
Investing activities	—	45
Financing activities	—	(1)
	—	30

Containerboard Packaging Group

On December 11, 2014, the Containerboard Packaging Group announced that it had reached an agreement for the sale of its boxboard activities in North America to Graphic Packaging Holding Company. The sale was completed on February 4, 2015, and the Corporation received $46 million in the first quarter. A selling price adjustment of $8 million was agreed on, of which $6 million was paid in 2015. The Corporation recorded a loss of $4 million 2015.

The Containerboard Packaging Group also recorded a $4 million gain in the first quarter of 2015 on the reversal of a post-employment benefit liability, which was not part of the boxboard activities transaction, but settled as a consequence of the sale.

Assets and liabilities of the North American Boxboard activities at the time of disposal were as follows:

BUSINESS SEGMENT	CONTAINERBOARD PACKAGING
North American Boxboard Activities
(in millions of Canadian dollars)
Accounts receivable	27
Inventories	27
Property, plant and equipment	19
Other assets	3
Total assets	76

Trade and other payables	28
Other liabilities	6
Total liabilities	34
42
Loss on disposal before tax	(4)
Selling price adjustment liability as at December 31, 2015	2
Total consideration received	40

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The operating results and cash flow from these activities are presented as discontinued operations.

(in millions of Canadian dollars)	2016	2015
Results of the discontinued operations of North American boxboard activities
Sales, net of intercompany transactions	—	24
Cost of sales and expenses (excluding depreciation and amortization), net of intercompany transactions	—	22
Selling and administrative expenses	—	3
Loss on acquisitions, disposals and others	—	4
Impairment charges and restructuring gain	—	(4)
Foreign exchange gain	—	(1)
Net earnings from discontinued operations	—	—

(in millions of Canadian dollars)	2016	2015
Net cash flow of discontinued operations of North American boxboard activities
Cash flow from :
Investing activities	—	40

Boxboard Europe Group

On June 15, 2014, following the announcement made in 2013, the Corporation definitively ceased the operation of its virgin boxboard mill located in Sweden.

The operating results from this activity are nil while cash flows are presented as discontinued operations.

(in millions of Canadian dollars)	2016	2015
Net cash flow of the discontinued operations of Swedish virgin boxboard activities
Cash flow from (used for):
Operating activities	—	(4)
Investing activities	—	1
	—	(3)

Specialty Products Group

On June 30, 2014, we sold our fine papers activities of the Specialty Products Group to Les Entreprises Rolland, a subsidiary of H.I.G. Capital.

The Corporation finalized the working capital selling price adjustment related to this transaction and recorded a $1 million gain in 2015 by reducing its final selling price adjustment provision to $2 million. In 2015, the Corporation also sold a piece of land that was not part of the transaction and recorded a $1 million reversal of impairment.

On September 26, 2014, we ceased the operation of our kraft papers manufacturing activities of the Specialty Products Group located in East Angus, Québec. In 2015, the Group paid $6 million for the settlement of the pension plan.

The operating results and cash flows from these activities, which constituted the specialty papers sectors, are presented as discontinued operations.

(in millions of Canadian dollars)	2016	2015
Results of the discontinued operations of specialty papers sector
Selling and administrative expenses	—	2
Gain on acquisitions, disposals and others	—	(1)
Impairment reversal	—	(1)
Operating income	—	—
Recovery of income tax	—	(1)
Net earnings from discontinued operations	—	1

22

(in millions of Canadian dollars)	2016	2015
Net cash flow of discontinued operations of specialty papers sector
Cash flow from (used for):
Operating activities	—	(10)
Investing activities	—	4
Financing activities	—	(1)
	—	(7)

NOTE 6

BUSINESS ACQUISITION

On May 31, 2016, the Containerboard Packaging Group purchased from Rand-Whitney Container LLC its corrugated products plant located in Newtown, Connecticut. A total consideration of $18 million was paid by the Corporation and consisted of $15 million (US$12 million) in cash and certain assets of our corrugated containerboard plant located in Thompson, Connecticut, valued at $3 million. The excess of the consideration paid over the net fair value of the assets acquired resulted in a tax deductible goodwill of $7 million and has been allocated to Containerboard Packaging Group CGU. This acquisition is expected to create synergies. The purchase price was finalized on September 30, 2016.

Assets acquired were as follows:

(in millions of Canadian dollars)		2016
	BUSINESS SEGMENT:	CONTAINERBOARD PACKAGING
	ACQUIRED COMPANY:	Rand-Whitney Newtown Plant
Fair values of identifiable assets acquired:
Property, plant and equipment		10
Client list		1
Goodwill		7
		18

Cash paid		15
Fair market value of assets exchanged		3
Total consideration		18

In addition to the purchase price paid to Rand-Whitney, the Corporation also incurred transaction fees amounting to $1 million.

On a stand-alone basis, Newtown, since the date of acquisition, represents sales amounting to $35 million and the contribution to net earnings attributable to Shareholders is nil. Had the acquisition occurred on January 1, 2016, consolidated sales would have been $60 million higher and consolidated net earnings attributable to Shareholders would have remained unchanged for the year ended December 31, 2016. These estimates are based on the assumption that fair value adjustments made as at the acquisition date would have been the same had the acquisition occurred on January 1, 2016.

23

NOTE 7

ACCOUNTS RECEIVABLE

(in millions of Canadian dollars)	NOTE	2016	2015
Accounts receivable - Trade		465	494
Receivables from related parties	29	39	30
Less: provision for doubtful accounts		(6)	(12)
Trade receivables - net		498	512
Provisions for volume rebates		(35)	(35)
Other		61	63
		524	540

As at December 31, 2016, trade receivables of $118 million (December 31, 2015 - $164 million) were past due but not impaired.

The aging of these trade receivables at each reporting date is as follows:

(in millions of Canadian dollars)	2016	2015
Past due 1-30 days	69	114
Past due 31-60 days	22	27
Past due 61-90 days	8	13
Past due 91 days and over	19	10
	118	164

Movements in the Corporation's allowance for doubtful accounts are as follows:

(in millions of Canadian dollars)	2016	2015
Balance at beginning of year	12	12
Provision for doubtful accounts, net of unused beginning balance	(3)	4
Receivables written off during the year as uncollectable	(3)	(4)
Balance at end of year	6	12

The change in the provision for doubtful accounts has been included in Selling and administrative expenses in the consolidated statement of earnings.

The maximum exposure to credit risk at the reporting date approximates the carrying value of each class of receivable mentioned above.

NOTE 8

INVENTORIES

(in millions of Canadian dollars)	2016	2015
Finished goods	219	230
Raw material	107	113
Supplies and spare parts	151	151
	477	494

As at December 31, 2016, finished goods, raw material and supplies and spare parts were adjusted to net realizable value (“NRV”) by $7 million, nil and nil, respectively (December 31, 2015 - $7 million, nil, and nil). As at December 31, 2016, the carrying amount of inventory carried at net realizable value consisted of $9 million in finished goods inventory, nil in raw material inventory and nil in supplies and spare parts (December 31, 2015 - $15 million, nil and nil).

The Corporation has sold all the goods that were written down in 2015. No reversal of previously written-down inventory occurred in 2016 or 2015. The cost of raw material and supplies and spare parts included in Cost of sales amounted to $1,612 million (2015 - $1,532 million).

24

NOTE 9

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

A.	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2016	2015
Investments in associates	281	275
Investments in joint ventures	54	47
	335	322

Investments in associates and joint ventures as at December 31, 2016, include goodwill of $28 million (December 31, 2015 - $29 million).

B.	INVESTMENTS IN ASSOCIATES

The following are the principal associates of the Corporation:

	PERCENTAGE OF EQUITY OWNED (%)	PRINCIPAL ESTABLISHMENT
Boralex Inc.[1]	20.12	Kingsey Falls, Québec, Canada
Greenpac Holding LLC[2]	59.7	Niagara Falls, New York, United States

1 Boralex Inc., is a Canadian public corporation and a major electricity producer whose core business is the development and operation of power stations that generate renewable energy, with operations in Canada, the Northeastern United States and France. On January 18, 2017, Boralex issued common shares to partly finance the acquisition of the interest of Enercon Canada Inc in Niagara Region Wind Farm. Following this transaction, the Corporation's participation stands at 17.37%.

2 Greenpac Holding LLC is an American corporation that manufactures a light-weight linerboard made with 100% recycled fibres.

The Corporation's financial information from its principal associates (100%), and translated in millions of Canadian dollars if required, is as follows:

	2016		2015
(in millions of Canadian dollars)	BORALEX INC.	GREENPAC HOLDING LLC	BORALEX INC.	GREENPAC HOLDING LLC
Balance sheet
Cash and cash equivalents	100	28	100	69
Current assets (other than cash and cash equivalents and current financial assets)	288	103	100	71
Current financial assets	1	1	1	1
Long-term assets (other than long-term financial assets)	2,311	513	2,241	554
Long-term financial assets	2	11	—	11
Current liabilities (other than current financial liabilities)	131	41	94	53
Current financial liabilities	321	19	187	49
Long-term liabilities (other than long-term financial liabilities)	131	—	163	—
Long-term financial liabilities	1,605	251	1,446	275

Statements of earnings (loss)
Sales	299	340	266	314
Depreciation and amortization	116	28	97	26
Financing expense	76	27	74	30
Recovery of income taxes	(9)	—	(1)	—
Net earnings (loss)	2	22	(8)	32

Other comprehensive income (loss)
Translation adjustment	(12)	—	14	(2)
Cash flow hedges	—	4	(2)	(1)
	(12)	4	12	(3)
Total comprehensive income (loss)	(10)	26	4	29

Cash flow
Dividend received from associates	7	—	7	—

Investment in Boralex Inc. has a fair value of $252 million as at December 31, 2016 (December 31, 2015 - $190 million).

25

On May 6, 2016, the Corporation announced that its associate company Greenpac, located in Niagara Falls, NY, successfully refinanced its debt. The debt package included a term loan and a revolving credit facility. The five-year agreement allows the mill to reduce its financing costs by approximately 225 basis points, increasing its flexibility to successfully address future market fluctuations.

In September 2015, Boralex redeemed or converted all of its 6.75% convertible unsecured subordinated debentures. As a result, the Corporation's participation in Boralex decreased to 20.29% from 27.43%, which resulted in a dilution gain of $15 million for the Corporation.

In February 2015, Boralex acquired the non-controlling interests in Boralex Europe and became its sole shareholder. The $51 million amount paid over carrying value was accounted for by Boralex as a decrease in net assets and retained earnings. Our $14 million share of the decrease is recorded as a loss under share of results of associates and joint ventures in the consolidated statement of earnings.

In January 2015, Boralex proceeded with a public offering of common shares in order to fully repay a bridge loan in connection with its acquisition of Enel Green Power France SAS in December 2014. The Corporation's participation in Boralex decreased to 27.44%, compared to 34.23% as at December 31, 2014, which resulted in a dilution gain of $9 million for the Corporation.

C.	INVESTMENT IN JOINT VENTURES

The following are the principal joint ventures of the Corporation and the Corporation's percentage of equity owned:

	PERCENTAGE EQUITY OWNED (%)	PRINCIPAL ESTABLISHMENT
Cascades Sonoco US Inc.[1]	50	Birmingham, Alabama and Tacoma, Washington, United States
Cascades Sonoco inc.[1]	50	Kingsey Falls and Berthierville, Québec, Canada
Maritime Paper Products Limited Partnership (MPPLP)[2]	40	Dartmouth, Nova Scotia, Canada

1 Joint ventures producing specialty paper packaging products such as headers, rolls and wrappers.

2 MPPLP is a Canadian corporation converting containerboard.

The Corporation's joint ventures information (100%), translated in millions of Canadian dollar if required, is as follows:

	2016
(in millions of Canadian dollars)	CASCADES SONOCO US INC. (Formerly Cascades Sonoco Inc.)	CASCADES SONOCO INC. (Formerly Cascades Conversion Inc. and Converdis Inc.)	MARITIME PAPER PRODUCTS LIMITED PARTNERSHIP
Balance sheet
Cash and cash equivalents	5	3	3
Current assets (other than cash and cash equivalents and current financial assets)	26	23	20
Long-term assets (other than long-term financial assets)	16	18	28
Current liabilities (other than current financial liabilities)	9	9	6
Current financial liabilities	1	—	1
Long-term liabilities (other than long-term financial liabilities)	4	3	—
Long-term financial liabilities	1	1	5

Statement of earnings
Sales	119	88	96
Depreciation and amortization	2	2	2
Financing expense	1	—	1
Provision for income taxes	4	2	—
Net earnings	9	6	8

Other comprehensive income (loss)
Translation adjustment	(1)	—	—
Total comprehensive income	8	6	8

Cash flow
Dividend received from joint ventures	4	4	—

26

	2015
(in millions of Canadian dollars)	CASCADES SONOCO INC.	CASCADES CONVERSION INC.	CONVERDIS INC.	MARITIME PAPER PRODUCTS LIMITED PARTNERSHIP
Balance sheet
Cash and cash equivalents	2	2	1	—
Current assets (other than cash and cash equivalents and current financial assets)	26	14	7	18
Long-term assets (other than long-term financial assets)	15	21	5	32
Current liabilities (other than current financial liabilities)	5	3	2	5
Current financial liabilities	1	1	2	3
Long-term liabilities (other than long-term financial liabilities)	4	2	1	—
Long-term financial liabilities	1	—	—	12

Statement of earnings (loss)
Sales	120	64	25	96
Depreciation and amortization	1	1	—	2
Financing expense	1	—	—	1
Provision for income taxes	4	2	—	—
Net earnings (loss)	9	7	1	(1)

Other comprehensive income (loss)
Translation adjustment	5	—	—	—
Total comprehensive income (loss)	14	7	1	(1)

Cash flow
Dividend received from joint ventures	4	3	—	—

There are no contingent liabilities relating to the Corporation's interest in the joint ventures, and no contingent liabilities of the ventures themselves.

27

D.	SUBSIDIARIES WITH NON-CONTROLLING INTERESTS

The Corporation's information for its subsidiaries with significant non-controlling interests is as follows:

	As at December 31, 2016	As at December 31, 2015
(in millions of Canadian dollars, unless otherwise noted)	RENO DE MEDICI S.p.A.	RENO DE MEDICI S.p.A.	NORCAN FLEXIBLE PACKAGING	CASCADES RECOVERY INC.
Principal establishment	Milan, Italy	Milan, Italy	Mississauga, Ontario, Canada	Toronto, Ontario, Canada
% of shares held by non-controlling interests	42.30%	42.39%	—%	—%
Net earnings attributable to non-controlling interests	2	6	1	2
Non-controlling interests accumulated at the end of the year	90	96	N/A	N/A
Dividends paid to non-controlling interests	1	—	—	—

Balance sheet
Cash and cash equivalents	41	35	N/A	N/A
Current assets (other than cash and cash equivalents and current financial assets)	231	214	N/A	N/A
Long-term assets (other than long-term financial assets)	299	305	N/A	N/A
Current liabilities (other than current financial liabilities)	178	159	N/A	N/A
Current financial liabilities	23	24	N/A	N/A
Long-term liabilities (other than long-term financial liabilities)	68	61	N/A	N/A
Long-term financial liabilities	82	81	N/A	N/A

Statement of earnings
Sales	702	655	16	222
Depreciation and amortization	32	32	1	8
Provision for income taxes	5	5	—	3
Net earnings	5	13	4	8

Cash flow
Cash flows from operating activities	56	41	1	12
Cash flows used for investing activities	(39)	(24)	—	(6)
Cash flows from (used for) financing activities	(9)	12	—	(7)

In the third quarter of 2015, the Specialty Products Group proceeded with the legal restructuring of its Norcan Flexible Packaging subsidiary, which was owned at 62.1%. As a result of the restructuring, the Corporation now owns 100% of the net assets of this business through its Cascades Flexible Packaging subsidiary. The Corporation recorded a gain of $5 million on the extinguishment of some liabilities following the transaction (including $2 million attributable to non-controlling interests). The Corporation paid $2 million for the purchase of the non-controlling interests and is attributed to retained earnings.

On November 27, 2015, the Corporation entered into an agreement for the acquisition of the 27% minority interest of Cascades Recovery for a cash consideration of $32 million, payable over a 10-year period, and a $1 million contingent consideration. The $3 million excess of the consideration over the carrying value of the non-controlling interests was attributed to retained earnings.This transaction consolidates our leading position in recovery and recycling activities in Canada.

28

E.	NON-SIGNIFICANT ASSOCIATES AND JOINT VENTURES

The carrying value of investments in associates and joint ventures that are not significant for the Corporation is as follows:

(in millions of Canadian dollars)	2016	2015
Non-significant associates	16	14
Non-significant joint ventures	14	10
	30	24

The shares of results of non-significant associates and joint ventures for the Corporation are as follows:

(in millions of Canadian dollars)	2016	2015
Non-significant associates	2	1
Non-significant joint ventures	4	4
	6	5

The Corporation received dividends of $3 million from these associates and joint ventures as at December 31, 2016 (December 31, 2015 - $3 million).

In 2015, the Corporation reviewed the recoverable amount of some of its other investments and recorded impairment charges of $2 million in the share of results of associates and joint ventures in the consolidated statement of earnings.

29

NOTE 10

PROPERTY, PLANT AND EQUIPMENT

(in millions of Canadian dollars)	NOTE	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	AUTOMOTIVE EQUIPMENT	OTHER	TOTAL
As at January 1, 2015
Cost		110	681	2,554	93	195	3,633
Accumulated depreciation and impairment		3	313	1,587	60	97	2,060
Net book amount		107	368	967	33	98	1,573
Year ended December 31, 2015
Opening net book amount		107	368	967	33	98	1,573
Additions		—	4	32	11	118	165
Disposals		—	(1)	(2)	—	(2)	(5)
Depreciation		—	(25)	(130)	(9)	(8)	(172)
Impairment charges	25	—	(9)	(43)	—	(3)	(55)
Other		—	11	66	1	(74)	4
Exchange differences		4	18	63	1	12	98
Closing net book amount		111	366	953	37	141	1,608
As at December 31, 2015
Cost		113	717	2,675	104	272	3,881
Accumulated depreciation and impairment		2	351	1,722	67	131	2,273
Net book amount		111	366	953	37	141	1,608
Year ended December 31, 2016
Opening net book amount		111	366	953	37	141	1,608
Additions		—	5	45	25	131	206
Disposals		(1)	—	(1)	—	(3)	(5)
Depreciation		—	(28)	(116)	(13)	(13)	(170)
Business acquisition, net of assets transferred	6	1	7	—	—	—	8
Reversal of impairment (charges)	25	—	2	(3)	—	(2)	(3)
Other		1	39	55	6	(98)	3
Exchange differences		(2)	(4)	(22)	—	(1)	(29)
Closing net book amount		110	387	911	55	155	1,618
As at December 31, 2016
Cost		110	740	2,553	126	282	3,811
Accumulated depreciation and impairment		—	353	1,642	71	127	2,193
Net book amount		110	387	911	55	155	1,618

Other property, plant and equipment include buildings and machinery and equipment in the process of construction or installation with a book value of $90 million (December 31, 2015 - $94 million) and deposits on purchases of equipment amounting to $7 million (December 31, 2015 - $5 million). The carrying value of finance-lease assets is $24 million (December 31, 2015 - $22 million).

In 2016, $2 million (2015 - $1 million) of interest incurred on qualifying assets was capitalized. The weighted average capitalization rate on funds borrowed in 2016 was 5.56% (2015 - 5.84%).

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NOTE 11

GOODWILL AND OTHER INTANGIBLE ASSETS WITH FINITE AND INDEFINITE USEFUL LIFE

(in millions of Canadian dollars)	NOTE	APPLICATION SOFTWARE AND ERP	CUSTOMER RELATIONSHIPS AND CLIENT LISTS	OTHER INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	GOODWILL	OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE
As at January 1, 2015
Cost		102	170	35	307	332	8	340
Accumulated amortization and impairment		28	68	28	124	4	1	5
Net book amount		74	102	7	183	328	7	335
Year ended December 31, 2015
Opening net book amount		74	102	7	183	328	7	335
Additions		9	—	—	9	—	—	—
Amortization		(7)	(10)	(1)	(18)	—	—	—
Exchange differences		—	—	—	—	11	—	11
Closing net book amount		76	92	6	174	339	7	346
As at December 31, 2015
Cost		110	170	35	315	343	8	351
Accumulated amortization and impairment		34	78	29	141	4	1	5
Net book amount		76	92	6	174	339	7	346
Year ended December 31, 2016
Opening net book amount		76	92	6	174	339	7	346
Additions		17	—	—	17	—	—	—
Business acquisition	6	—	1	—	1	7	—	7
Amortization		(10)	(9)	(3)	(22)	—	—	—
Other		—	—	1	1	—	(1)	(1)
Exchange differences		—	—	—	—	(2)	—	(2)
Closing net book amount		83	84	4	171	344	6	350
As at December 31, 2016
Cost		126	171	35	332	349	7	356
Accumulated amortization and impairment		43	87	31	161	5	1	6
Net book amount		83	84	4	171	344	6	350

NOTE 12

OTHER ASSETS

(in millions of Canadian dollars)	NOTE	2016	2015
Notes receivable from business disposals		9	12
Other investments		5	7
Other assets		27	43
Employee future benefits	17	46	33
		87	95
Less: Current portion, included in accounts receivables		(15)	(15)
		72	80

In 2012, the Corporation granted a US$15 million ($15 million) bridge loan to Greenpac Holding LLC (Greenpac) bearing interest ranging from 7.5% to 9.5% depending on the mill debt/OIBD ratio. In May 2016, following the refinancing of its debt, Greenpac repaid the entire bridge loan and accrued interest. As at December 31, 2015 the balance of the bridge loan was $8 million including accrued interest and was included in Other assets. Deferred revenue for the supervision of Greenpac Mill, recorded in Other assets, stands at $12 million as at December 31, 2016 (December 31, 2015 - $17 million). These costs are repayable to the Corporation by Greenpac Mill over a five-year period.

31

NOTE 13

TRADE AND OTHER PAYABLES

(in millions of Canadian dollars)	NOTE	2016	2015
Trade payables		472	440
Payables to related parties	29	44	31
Accrued expenses		145	142
		661	613

NOTE 14

PROVISIONS FOR CONTINGENCIES AND CHARGES

(in millions of Canadian dollars)	ENVIRONMENTAL RESTORATION OBLIGATIONS	ENVIRONMENTAL COSTS	LEGAL CLAIMS	SEVERANCES	ONEROUS CONTRACT	OTHER	TOTAL PROVISIONS
As at January 1, 2015	8	14	3	5	7	7	44
Additional provision	—	1	—	2	—	4	7
Reversal of provision	—	—	—	—	(1)	(1)	(2)
Payments	(1)	(1)	(1)	(6)	(1)	(4)	(14)
Revaluation	2	—	—	1	—	—	3
Exchange differences	—	—	1	—	—	—	1
As at December 31, 2015	9	14	3	2	5	6	39
Additional provision	—	5	1	7	3	4	20
Reversal of provision	—	(1)	—	—	(1)	—	(2)
Payments	(3)	(2)	(1)	(6)	(1)	(3)	(16)
Revaluation	2	—	—	—	—	—	2
As at December 31, 2016	8	16	3	3	6	7	43

Analysis of total provisions:

(in millions of Canadian dollars)	2016	2015
Long-term	34	34
Current	9	5
	43	39

ENVIRONMENTAL RESTORATION

The Corporation uses some landfill sites. A provision has been recognized at fair value for the costs to be incurred for the restoration of these sites.

ENVIRONMENTAL COSTS

An environmental provision is recorded when the Corporation has an obligation caused by its ongoing or abandoned operations.

LEGAL CLAIMS

In the normal course of operations, the Corporation is party to various legal actions and contingencies related to contract disputes and labour issues.

In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2016, cannot be predicted with certainty, it is Management's opinion that the outcome will not have a material adverse effect on the Corporation's consolidated financial position, the results of its operations or its cash flows.

32

The Corporation is currently working with representatives of the Ontario Ministry of the Environment (MOE) - Northern Region and Environment Canada - Great Lakes Sustainability Fund in Toronto, regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (“Thunder Bay”). Both authorities have requested that the Corporation look into a site management plan relating to the sediment quality adjacent to Thunder Bay's lagoon. Several meetings have been held during the last years with the MOE and Environment Canada and a management plan based on sediment dredging has been proposed by a third party consultant. Both governments are looking at this proposal with stakeholders to agree on this remediation action plan that would likely be implemented in the coming years.

The Corporation is also in discussions with representatives of the MOE, regarding its potential responsibility for an environmental impact identified at Thunder Bay. This facility was sold to Thunder Bay Fine Papers Inc. (“Fine Papers”) in 2007. Fine Papers has since sold the facility to Superior Fine Papers Inc. (“Superior”). The MOE has requested that the Corporation, together with the former owner Fine Papers and the current owner Superior, submit a closure plan for the Waste Disposal Site and a decommissioning plan for the closure and long-term monitoring for the Sewage Works (the “Plans”). Although the Corporation recognizes that, where as a result of past events, there may be an outflow of resources embodying future economic benefits in settlement of a possible obligation, it is not possible at this time to estimate the Corporation's obligation, since Superior has not submitted all of the Plans and related costs to allow the Corporation to perform an evaluation nor does the Corporation have access to the site. Moreover, the Corporation is unable to ascertain the value of the assets remaining on its former site which may be available to fund this potential obligation. The Corporation is pursuing all available legal remedies to resolve the situation. In any event, Management does not consider the Corporation's potential obligation to be material.

The Corporation has recorded an environmental reserve to address its estimated exposure for these matters.

NOTE 15

LONG-TERM DEBT

(in millions of Canadian dollars)	MATURITY	2016	2015
Revolving credit facility, weighted average interest rate of 2.30% as at December 31, 2016, consists of $(19) million; US$82 million and €(1) million (December 31, 2015 - $(11) million; US$151 million and €27 million)	2019	90	238
5.50% Unsecured senior notes of $250 million	2021	250	250
5.50% Unsecured senior notes of US$550 million	2022	738	761
5.75% Unsecured senior notes of US$250 million	2023	336	346
Other debts of subsidiaries		62	61
Other debts without recourse to the Corporation		105	106
		1,581	1,762
Less: Unamortized financing costs		15	18
Total long-term debt		1,566	1,744
Less:
Current portion of debts of subsidiaries		13	10
Current portion of debts without recourse to the Corporation		23	24
		36	34
		1,530	1,710

a.	On May 19, 2015, the Corporation issued US$250 million ($305 million) aggregate principal amount of 5.75% senior notes due in 2023. The Corporation used the proceeds from this offering of notes to repurchase a total of US$250 million aggregate principal amount of 7.875% senior notes due in 2020 for a total consideration of US$250 million ($305 million). The Corporation also paid premiums of US$11 million ($13 million) to repurchase the 2020 notes, as well as fees and expenses in connection with the offering and the tender offer totalling $5 million.

Issuance proceeds and credit facility were used as follows:

(in millions of Canadian dollars)	2015
Debt issuance	305
Offering and tender offer fees	(5)
Refinanced debt repurchase	(305)
Premium paid on refinanced debt	(13)
Increase of credit facility	18

33

b.	On July 7, 2015, the Corporation entered into an agreement with its lenders to extend and amend its existing $750 million credit facility. The amendment provides that the term of the facility is extended to July 2019, and that the applicable pricing grid is slightly lowered to better reflect market conditions. The other existing financial conditions are essentially unchanged.

c.	As at December 31, 2016, accounts receivable and inventories totaling approximately $715 million (December 31, 2015 - $672 million) as well as property, plant and equipment totaling approximately $250 million (December 31, 2015 - $265 million) were pledged as collateral for the Corporation's revolving credit facility.

d.	The Corporation has finance leases for various items of property, plant and equipment. Renewals and purchase options are specific to the entity that holds the lease. Lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default.

Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	2016		2015
(in millions of Canadian dollars)	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS
Within one year	8	7	5	4
Later than 1 year but no later than 5 years	19	15	16	13
More than 5 years	7	6	8	6
Total minimum lease payments	34	28	29	23
Less: amounts representing finance charges	6	—	6	—
Present value of minimum lease payments	28	28	23	23

NOTE 16

OTHER LIABILITIES

(in millions of Canadian dollars)	NOTE	2016	2015
Employee future benefits	17	174	174
Other		8	9
		182	183
Less: Current portion, included in Trade and other payables		(4)	(5)
		178	178

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NOTE 17

EMPLOYEE FUTURE BENEFITS

The Corporation operates various post-employment plans, including both defined benefit and defined contribution pension plans and post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. The table below outlines where the Corporation’s post-employment amounts and activity are included in the financial statements.

(in millions of Canadian dollars)	NOTE	2016	2015
Balance sheet obligations for
Defined pension benefits	17(a)	22	36
Post-employment benefits other than defined benefit pension plans	17(b)	106	105
Net long-term liabilities on balance sheet		128	141

Income statement charge for
Defined pension benefits		7	9
Defined contribution benefits		20	20
Post-employment benefits other than defined benefit pension plans		5	8
		32	37
Remeasurements for
Defined pension benefits	17(a)	(13)	(22)
Post-employment benefits other than defined benefit pension plans	17(b)	2	(3)
		(11)	(25)

A.	DEFINED BENEFIT PENSION PLANS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group RRSPs that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, the average salaries or compensation at the end of a career. Retirement benefits are not partially adjusted based on inflation.

The majority of benefit payments are payable from trustee administered funds; however, for the unfunded plans, the Corporation meets the benefit payment obligation as it falls due. Plan assets held in trusts are governed by local regulations and practices in each country. Responsibility for governance of the plans - overseeing all aspects of the plans including investment decisions and contribution schedules - lies with the Corporation. The Corporation has established Investment Committees to assist in the management of the plans and has also appointed experienced, independent professional experts such as investments managers, investment consultants, actuaries and custodians.

35

The movement in the net defined benefit obligation and fair value of plan assets of pension plans over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSETS	TOTAL	IMPACT OF MINIMUM FUNDING REQUIREMENT (ASSET CEILING)	TOTAL
As at January 1, 2015	512	(453)	59	—	59
Current service cost	6	—	6	—	6
Interest expense (income)	18	(15)	3	—	3
Impact on profit or loss	24	(15)	9	—	9
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(16)	(16)	—	(16)
Gain from change in financial assumptions	(10)	—	(10)	—	(10)
Experience gains	(2)	—	(2)	—	(2)
Change in asset ceiling, excluding amounts included in interest expense	—	—	—	6	6
Impact of remeasurements on other comprehensive income	(12)	(16)	(28)	6	(22)
Exchange differences	3	(1)	2	—	2
Business disposal	—	2	2	—	2
Contributions
Employers	—	(14)	(14)	—	(14)
Plan participants	2	(2)	—	—	—
Benefit payments	(45)	45	—	—	—
As at December 31, 2015	484	(454)	30	6	36
Current service cost	5	—	5	—	5
Interest expense (income)	18	(16)	2	—	2
Impact on profit or loss	23	(16)	7	—	7
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(9)	(9)	—	(9)
Loss from change in financial assumptions	11	—	11	—	11
Experience gains	(9)	—	(9)	—	(9)
Change in asset ceiling, excluding amounts included in interest expense	—	—	—	(6)	(6)
Impact of remeasurements on other comprehensive income	2	(9)	(7)	(6)	(13)
Exchange differences	(1)	—	(1)	—	(1)
Contributions
Employers	—	(7)	(7)	—	(7)
Plan participants	2	(2)	—	—	—
Benefit payments	(28)	28	—	—	—
As at December 31, 2016	482	(460)	22	—	22

36

The defined benefit obligation and plan assets are composed by country and by sector as follows:

	2016
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	411	10	—	421
Fair value of plan assets	454	6	—	460
Deficit (surplus) of funded plans	(43)	4	—	(39)
Present value of unfunded obligations	37	—	24	61
Liabilities (assets) on balance sheet	(6)	4	24	22

	2016
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	385	—	—	35	1	421
Fair value of plan assets	427	—	—	32	1	460
Deficit (surplus) of funded plans	(42)	—	—	3	—	(39)
Present value of unfunded obligations	8	24	2	2	25	61
Liabilities (assets) on balance sheet	(34)	24	2	5	25	22

	2015
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	413	10	—	423
Fair value of plan assets	448	6	—	454
Deficit (surplus) of funded plans	(35)	4	—	(31)
Impact of minimum funding requirement (asset ceiling)	6	—	—	6
Present value of unfunded obligations	36	—	25	61
Liabilities on balance sheet	7	4	25	36

	2015
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	388	—	—	34	1	423
Fair value of plan assets	422	—	—	30	2	454
Deficit (surplus) of funded plans	(34)	—	—	4	(1)	(31)
Impact of minimum funding requirement (asset ceiling)	6	—	—	—	—	6
Present value of unfunded obligations	8	25	1	2	25	61
Liabilities (assets) on balance sheet	(20)	25	1	6	24	36

Effective on January 1, 2016, the Corporation uses different discount rates to determine the obligation and the current service cost. The significant actuarial assumptions are as follows:

	2016			2015
	CANADA	UNITED STATES	EUROPE	CANADA	UNITED STATES	EUROPE
Discount rate obligation (ending period)	3.7%	3.73%	1.9%	3.9%	3.9%	2.1%
Discount rate obligation (beginning period)	3.9%	3.9%	2.1%	3.75%	3.62%	1.9%
Discount rate (current service cost)	4.1%	3.9%	2.1%	3.75%	3.62%	1.9%
Salary growth rate	Between 1.75% and 3%	N/A	—	Between 1.75% and 3%	N/A	—
Inflation rate	Between 2.25% and 2.5%	N/A	1.75%	Between 2.25% and 2.5%	N/A	1.75%

37

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. For Canadian pension plans, which represent 93% of all pension plans, these assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	2016	2015
Retiring at the end of the year
Male	21.6	21.6
Female	24.1	24
Retiring 20 years after the end of the reporting year
Male	22.7	22.7
Female	25	25

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON DEFINED BENEFIT OBLIGATION
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(3.1)%	3.1%
Salary growth rate	0.25%	0.4%	(0.4)%

		INCREASE / DECREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		2.8%

Plan assets, which are funding the Corporation’s defined pension plans, are comprised as follows:

	2016
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	9	—	—	9	2.0%

Bonds
Canadian bonds	47	67	—	114	24.8%

Shares
Canadian shares	71	—	—	71
Foreign shares	14	—	—	14
				85	18.5%
Mutual funds
Foreign bond mutual funds	—	2	—	2
Canadian equity mutual funds	16	3	—	19
Foreign equity mutual funds	—	109	—	109
Alternative investments funds	—	21	—	21
				151	32.8%
Other
Insured annuities	—	94	—	94
Derivatives contract, net	7	—	—	7
				101	21.9%
	164	296	—	460

38

	2015
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	17	—	—	17	3.8%

Bonds
Canadian bonds	57	72	—	129	28.4%

Shares
Canadian shares	65	—	—	65
Foreign shares	15	—	—	15
				80	17.6%
Mutual funds
Foreign bond mutual funds	—	2	—	2
Canadian equity mutual funds	—	18	—	18
Foreign equity mutual funds	—	118	—	118
Alternative investments funds	—	20	—	20
				158	34.8%
Other
Insured annuities	—	63	—	63
Derivatives contract, net	7	—	—	7
				70	15.4%
	161	293	—	454

The plan assets include shares of the Corporation for an amount of less than $1 million. These shares were bought by one of the asset managers. Annual benefit annuities of an approximate value of $94 million are pledged by insurance contracts.

B.	POST-EMPLOYMENT BENEFITS OTHER THAN DEFINED BENEFIT PENSION PLANS

The Corporation also offers its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of new retirees, and the retirement allowance is not offered to the majority of employees hired after 2002.

The amounts recognized in the balance sheet composed by country and by sector are determined as follows:

	2016
(in millions of Canadian dollars)	CANADA		UNITED STATES	EUROPE		TOTAL
Present value of unfunded obligations	78		4	24		106
Liabilities on balance sheet	78		4	24		106

	2016
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	41	24	6	13	22	106
Liabilities on balance sheet	41	24	6	13	22	106

	2015
(in millions of Canadian dollars)	CANADA		UNITED STATES	EUROPE		TOTAL
Present value of unfunded obligations	77		4	24		105
Liabilities on balance sheet	77		4	24		105

	2015
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	42	24	6	13	20	105
Liabilities on balance sheet	42	24	6	13	20	105

39

The movement in the net defined benefit obligation for post-employment benefits over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSET	TOTAL
As at January 1, 2015	109	—	109
Current service cost	2	—	2
Interest expense	4	—	4
Plan changes	3	—	3
Impact on profit or loss	9	—	9
Remeasurements
Gain from change in financial assumptions	(1)	—	(1)
Experience gains	(2)	—	(2)
Impact of remeasurements on other comprehensive income	(3)	—	(3)
Exchange differences	2	—	2
Business disposal	(4)	—	(4)
Contributions and premiums paid by the employer	—	(8)	(8)
Benefit payments	(8)	8	—
As at December 31, 2015	105	—	105
Current service cost	2	—	2
Interest expense	3	—	3
Impact on profit or loss	5	—	5
Remeasurements
Loss from change in financial assumptions	2	—	2
Impact of remeasurements on other comprehensive income	2	—	2
Exchange differences	(1)	—	(1)
Contributions and premiums paid by the employer	—	(5)	(5)
Benefit payments	(5)	5	—
As at December 31, 2016	106	—	106

The method of accounting, assumptions relating to discount rate and life expectancy, and the frequency of valuations for post-employment benefits are similar to those used for defined benefit pension plans, with the addition of actuarial assumptions relating to the long-term increase in healthcare costs of 4.50% a year (2015 - 4.50%).

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON OBLIGATION FOR POST-EMPLOYMENT BENEFITS
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(2.4)%	2.5%
Salary growth rate	0.25%	0.6%	(0.6)%
Health care cost increase	1.0%	2.3%	(1.9)%

		INCREASE / DECREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		1.3%

40

C.	RISKS AND OTHER CONSIDERATIONS RELATIVE TO POST-EMPLOYMENT BENEFITS

Through its defined benefit plans, the Corporation is exposed to a number of risks, the most significant of which are detailed below.

Asset volatility

The plan liabilities are calculated using a discount rate set with reference to corporate bond yields; and if plan assets underperform this yield, it will create an experience loss. Both the Canadian and U.S. plans hold a proportion of equities, which are expected to outperform corporate bonds in the long term while contributing volatility and risk in the short term.

For Canadian pension plans, which represent 98% of funded pension plans, the Corporation intends to reduce the level of investment risk by investing more in assets that better match the liabilities when the financial situation of the plans improves and/or the rate of return on bonds used for solvency valuations increases.

The first step of this process was completed in 2013 with the sale of a number of equity holdings and the purchase of a mixture of government and corporate bonds for smaller pension plans ($50 million or less); for larger pension plans, this has been done through future contracts. The government bonds represent investments in Canadian government securities only. The corporate bonds are global securities with an emphasis on Canada. As at December 31, 2016, 59% of the plan's assets are invested in bonds, in kind or through futures. The second step began in 2014 with the purchase of annuities from a life insurance company for some pensioners. In September 2016, the Corporation continues the process by purchasing annuities for other groups of retirees. As at December 31, 2016, the total value of insured annuities is $94 million.

However, the Corporation believes that due to the long-term nature of the plan liabilities and the strength of the supporting group, a level of continuing equity investment is an appropriate element of the Corporation’s long-term strategy to manage the plans efficiently. Plan assets are diversified, so the failure of an individual stock would not have a big impact on the plan assets taken as a whole. The pension plans do not face a significant currency risk.

Changes in bond yields

A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings, particularly for plans in a good financial position that have a greater proportion of bonds.

Inflation risk

The benefits paid are not indexed. Only future benefits for active members are based on salaries. Therefore, this risk is not significant.

Life expectancy

The majority of the plans’ obligations are to provide benefits for the member's lifetime, so increases in life expectancy will result in an increase in the plans’ liabilities.

Each sensitivity analysis disclosed in this note is based on changing one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to variations in significant actuarial assumptions, the same method (present value of the defined benefit obligation calculated using the projected unit credit method at the end of the reporting period) has been applied as for calculating the liability recognized in the statement of financial position.

As at December 31, 2016, the aggregate surplus of the Corporation’s funded pension plans (mostly in Canada) amounted to $39 million (a surplus of $31 million as at December 31, 2015). The Corporation will make special payments of $1 million for past service to fund the Canadian pension plan deficit over ten years. Current agreed expected service contributions amount to $3 million and will be made in the normal course. As for the cash flow requirement, these pension plans are expected to require a net contribution of approximately $7 million in 2017.

The weighted average duration of the defined benefit obligation is 12 years (2015 - 12 years).

Expected maturity analysis of undiscounted pension and other post-employment benefits:

(in millions of Canadian dollars)	LESS THAN A YEAR	BETWEEN 1-2 YEARS	BETWEEN 2-5 YEARS	OVER 5 YEARS	TOTAL
Pension benefits	29	30	91	772	922
Post-employment benefits other than defined benefit pension plans	9	7	28	130	174
As at December 31, 2016	38	37	119	902	1,096

These amounts represent all the benefits payable to current members during the following years and thereafter without limitations. The majority of benefit payments are payable from trustee administered funds. The difference will come from future investment returns expected on plan assets and future contributions that will be made by the Corporation for services rendered after December 31, 2016.

41

NOTE 18

INCOME TAXES

a.	The provision for (recovery of) income taxes is as follows:

(in millions of Canadian dollars)	2016	2015
Current taxes	11	(1)
Deferred taxes	34	41
	45	40

b.	The provision for income taxes based on the effective income tax rate differs from the provision for (recovery of) income taxes based on the combined basic rate for the following reasons:

(in millions of Canadian dollars)	2016	2015
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	48	(4)
Adjustment of provision for (recovery of) income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	2	(4)
Reassessment	1	5
Reversal of deferred tax assets on tax losses	—	18
Permanent differences - others	(5)	7
Change in unrecognized to recognized tax asset in operating losses	(3)	—
Tax rates changes	2	—
Change in temporary differences	—	18
	(3)	44
Provision for income taxes	45	40

Weighted average income tax rate for the year ended December 31, 2016, was 26.2% (2015 - 26.8%).

c.	The provision for (recovery of) income taxes relating to components of other comprehensive income is as follows:

(in millions of Canadian dollars)	2016	2015
Foreign currency translation related to hedging activities	3	(13)
Cash flow hedge	3	1
Actuarial gain on post-employment benefit obligations	3	7
	9	(5)

d.	The analysis of deferred tax assets and deferred tax liabilities, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

(in millions of Canadian dollars)	2016	2015
Deferred income tax assets:
Deferred income tax assets to be recovered after more than 12 months	279	297
Deferred income tax liabilities:
Deferred income tax liabilities to be used after more than 12 months	319	305
	(40)	(8)

The movement of the deferred income tax account is as follows:

(in millions of Canadian dollars)	2016	2015
As at January 1	(8)	47
Through statement of earnings (loss)	(34)	(41)
Variance of income tax credit, net of related income tax	5	—
Through statement of comprehensive income (loss)	(9)	5
Included in discontinued operations	—	1
Exchange differences	6	(20)
As at December 31	(40)	(8)

42

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

DEFERRED INCOME TAX ASSET

(in millions of Canadian dollars)	RECOGNIZED TAX BENEFIT ARISING FROM INCOME TAX LOSSES	EMPLOYEE FUTURE BENEFITS	EXPENSE ON RESEARCH	UNUSED TAX CREDITS	FINANCIAL INSTRUMENTS	FOREIGN EXCHANGE LOSS ON LONG- TERM DEBT	OTHERS	TOTAL
As at January 1, 2015	163	34	70	39	8	—	14	328
Through statement of earnings (loss)	(24)	(3)	(32)	(1)	7	23	1	(29)
Through statement of comprehensive income (loss)	—	(7)	—	—	—	—	—	(7)
Exchange differences	2	1	—	1	1	—	—	5
As at December 31, 2015	141	25	38	39	16	23	15	297
Through statement of earnings (loss)	19	2	(23)	(3)	(8)	(2)	1	(14)
Variance of income tax credit	—	—	—	5	—	—	—	5
Through statement of comprehensive income (loss)	—	(3)	—	—	(3)	(3)	—	(9)
Exchange differences	(1)	—	—	—	—	1	—	—
As at December 31, 2016	159	24	15	41	5	19	16	279

DEFERRED INCOME TAX LIABILITIES

(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	FOREIGN EXCHANGE GAIN ON LONG-TERM DEBT	INTANGIBLE ASSETS	INVESTMENTS	OTHERS	TOTAL
As at January 1, 2015	134	17	51	68	11	281
Through statement of earnings (loss)	22	(5)	(1)	5	(9)	12
Through statement of comprehensive loss	—	(12)	—	—	—	(12)
Included in discontinued operations	—	—	—	—	(1)	(1)
Exchange differences	13	—	1	11	—	25
As at December 31, 2015	169	—	51	84	1	305
Through statement of earnings (loss)	14	—	3	3	—	20
Exchange differences	(3)	—	(1)	(2)	—	(6)
As at December 31, 2016	180	—	53	85	1	319

When taking into consideration the offsetting of balances within the same tax jurisdiction, the net deferred tax liability of $40 million is presented on the balance sheet as $179 million of deferred income tax asset amounts and $219 million of deferred income tax liabilities.

43

e.	The Corporation has recognized accumulated losses for income tax purposes amounting to approximately $575 million, which may be carried forward to reduce taxable income in future years. The future tax benefit of $159 million resulting from the deferral of these losses has been recognized in the accounts as a deferred income tax asset. Deferred income tax assets are recognized for tax loss carry forward to the extent that the realization of the related tax benefits through future taxable profits is probable. Income tax losses as at December 31, 2016 are detailed as follows:

(in millions of Canadian dollars)	RECOGNIZED TAX LOSSES	MATURITY
Canada	7	2026
	14	2027
	2	2029
	16	2030
	69	2031
	135	2032
	82	2033
	123	2034
	16	2035
	60	2036
United States	2	2020
	2	2029
	2	2031
	3	2032
	2	2033
	1	2034
	13	2035
	1	2036
Europe	25	Indefinitely
	575

NOTE 19

CAPITAL STOCK

A.	CAPITAL MANAGEMENT

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and Shareholders' equity which includes capital stock.

(in millions of Canadian dollars)	2016	2015
Cash and cash equivalents	(62)	(60)
Bank loans and advances	28	37
Long-term debt, including current portion	1,566	1,744
	1,532	1,721
Total equity	1,074	963
Total capital	2,606	2,684

The Corporation's objectives when managing capital are:

•	to safeguard the Corporation's ability to continue as a going concern in order to provide returns to Shareholders;

•	to maintain an optimal capital structure and reduce the cost of capital;

•	to make proper capital investments that are significant to ensure that the Corporation remains competitive; and

•	to redeem common shares based on an annual redemption program.

The Corporation sets the amount of capital in proportion to risk. The Corporation manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may adjust the amount of dividends paid to Shareholders, return capital to Shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

44

The Corporation monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Corporation must conform to certain financial ratios under its various credit agreements. These ratios are calculated on an adjusted consolidated basis of restricted subsidiaries only. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Corporation must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under operating leases and other accrued obligations (2016 - $1,512 million; 2015 - $1,711 million). The capitalization ratio is calculated as “Shareholders' equity” as shown in the consolidated balance sheet plus the funded debt. Shareholders' equity is adjusted to add back the effect of IFRS adjustments as at December 31, 2010, in the amount of $208 million. The interest coverage ratio is defined as OIBD to interest expense. The OIBD is defined as net earnings of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2016 - $379 million; 2015 - $364 million). Excluded from net earnings are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with IFRS plus any capitalized interest but excluding the amortization of deferred financing costs, up-front and financing costs and unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the Senior notes indentures dated June 19, 2014 and May 19, 2015.

As at December 31, 2016, the funded debt-to-capitalization ratio stood at 55.91% and the interest coverage ratio was 4.52x. The Corporation is in compliance with the ratio requirements of its lenders.

The Corporation's credit facility is subject to terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Corporation's ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indentures dated June 19, 2014 and May 19, 2015.

The Corporation historically invests between $100 million and $200 million annually on purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board of Directors. These investments, combined with annual maintenance, enhance the stability of the Corporation's business units and improve cost competitiveness through new technology and improved process procedures.

The Corporation has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by Management. In addition to limitations on the normal course issuer bid, the Corporation's ability to redeem common shares is limited by its senior notes indenture.

B.	ISSUED AND OUTSTANDING

The authorized capital stock of the Corporation consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

		2016		2015
	NOTE	NUMBER OF COMMON SHARES	IN MILLIONS OF CANADIAN DOLLARS	NUMBER OF COMMON SHARES	IN MILLIONS OF CANADIAN DOLLARS
Balance - beginning of year		95,310,923	490	94,186,474	483
Common shares issued on exercise of stock options	19(d)	262,836	1	1,168,349	5
Reversal of contributed surplus on exercise of stock options		—	1	—	2
Redemption of common shares	19(c)	(1,047,243)	(5)	(43,900)	—
Balance - end of year		94,526,516	487	95,310,923	490

45

C.	REDEMPTION OF COMMON SHARES

In 2016, in the normal course of business, the Corporation renewed its redemption program of a maximum of 1,907,173 common shares with the Toronto Stock Exchange, said shares representing approximately 2% of issued and outstanding common shares. The redemption authorization is valid from March 17, 2016 to March 16, 2017. In 2016, the Corporation redeemed 1,047,243 common shares under this program for an amount of $9 million (2015 - 43,900 common shares for a non-significant consideration).

D.	COMMON SHARE ISSUANCE

The Corporation issued 262,836 common shares upon the exercise of options for an amount of $1 million (2015 - $5 million for 1,168,349 common shares issued).

E.	NET EARNINGS (LOSS) PER COMMON SHARE

The basic and diluted net earnings (loss) per common share is calculated as follows:

	2016	2015
Net earnings (loss) available to common shareholders (in millions of Canadian dollars)	135	(65)
Weighted average number of basic common shares outstanding (in millions)	95	94
Weighted average number of diluted common shares outstanding (in millions)	97	94
Basic net earnings (loss) per common share (in Canadian dollars)	$1.42	$(0.69)
Diluted net earnings (loss) per common share (in Canadian dollars)	$1.39	$(0.69)

As at December 31, 2016 and 2015, no stock option had an antidilutive effect. As of March 1, 2017, no common share had been redeemed by the Corporation since the beginning of the financial year.

F.	DETAILS OF DIVIDENDS DECLARED PER COMMON SHARE ARE AS FOLLOWS

	2016	2015
Dividends declared per common share	$0.16	$0.16

NOTE 20

STOCK-BASED COMPENSATION

a.	Under the terms of a share option plan adopted on December 15, 1998, amended on March 15, 2013, and approved by Shareholders on May 8, 2013, a remaining balance of 2,368,580 common shares has been specifically reserved for issuance for officers and key employees of the Corporation. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversaries of grant date. Options cannot be exercised if the market value of the share at exercise date is lower than the book value at the date of grant. Options exercised are settled in shares. The stock-based compensation cost related to these options amounted to $1 million (2015 - $1 million).

Changes in the number of options outstanding as at December 31, 2016 and 2015 are as follows:

	2016		2015
	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $
Beginning of year	5,262,796	6.16	6,432,328	5.96
Granted	351,461	9.75	462,644	7.66
Exercised	(262,836)	5.51	(1,168,349)	4.44
Expired	(257,885)	11.49	(258,090)	11.85
Forfeited	—	—	(205,737)	5.92
End of year	5,093,536	6.17	5,262,796	6.16
Options exercisable - end of year	4,086,275	5.79	4,027,950	6.17

The weighted average share price at the time of exercise of the options was $12.14 (2015 - $10.35).

46

The following options were outstanding as at December 31, 2016:

	OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
YEAR GRANTED	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	EXPIRATION DATE
2007	282,383	11.83	282,383	11.83	2017
2008	359,236	7.81	359,236	7.81	2018
2009	24,298	2.28	24,298	2.28	2019
2009	968,333	3.92	968,333	3.92	2019
2010	444,124	6.43	444,124	6.43	2020
2011	512,622	6.26	512,622	6.46	2021
2012	832,726	4.46	832,726	4.46	2017 & 2022
2013	464,284	5.18	347,574	5.18	2017 & 2023
2014	453,647	6.10	221,977	6.10	2017 & 2024
2015	400,422	7.66	93,002	7.66	2025
2016	351,461	9.75	—	—	2026
	5,093,536		4,086,275

FAIR VALUE OF THE SHARE OPTIONS GRANTED

Options were priced using the Black-Scholes option pricing model. Expected volatility is based on the historical share price volatility over the past five years. The following weighted average assumptions were used to estimate the fair value of $2.75 (2015 - $2.05), as at the date of grant, of each option issued to employees:

	2016	2015
Grant date share price	$10.09	$7.76
Exercise price	$9.75	$7.66
Risk-free interest rate	1.04%	1.29%
Expected dividend yield	1.58%	2.06%
Expected life of options	6 years	6 years
Expected volatility	31%	32%

b.	The Corporation offers its Canadian employees a share purchase plan for its common shares. Employees can voluntarily contribute up to a maximum of 5% of their salary and, if certain conditions are met, the Corporation will contribute 25% of the employee's contribution to the plan.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2016, the Corporation's contribution to the plan amounted to $1 million (2015 - $1 million).

c.	The Corporation has a Deferred Share Unit Plan for the benefit of its external directors, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (“DSUs”). A DSU is a notional unit equivalent in value to the Corporation's common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the date of the participant's resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2016, the Corporation had a total of 205,773 DSUs outstanding (2015 - 185,041 DSUs), representing a long-term liability of $3 million (2015 - $3 million). On January 15, 2017, the Corporation issued 41,503 DSUs and had a total of 247,276 DSUs outstanding.

d.	In 2013, the Corporation put in place a Performance Share Unit (“PSU”) Plan for the benefit of officers and key employees, allowing them to receive a portion of their annual compensation in the form of PSUs. A PSU is a notional unit equivalent in value to the Corporation's common share. Periodically, the number of PSUs forming part of the award shall be adjusted depending upon the three-year average return on capital employed of the Corporation (“ROCE”). Such adjusted number shall be obtained by multiplying the number of PSUs forming part of the award by the applicable multiplier based on the ROCE level. Participants are entitled to receive the payment of their PSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the vesting date.

47

The PSUs vest over a period of two years starting on the award date. The expense and the related liability are recorded during the vesting period. The liability is adjusted periodically to reflect any variation in the market value of the common shares, the expected average ROCE and the passage of time. As at December 31, 2016, the Corporation had a total of 761,367 PSUs outstanding (2015 - 931,786 PSUs), representing a liability of $5 million (2015 - $7 million). In 2016, the Corporation made payments totaling $5 million in relation to PSUs (2015 - $2 million).

NOTE 21

ACCUMULATED OTHER COMPREHENSIVE LOSS

(in millions of Canadian dollars)	2016	2015
Foreign currency translation, net of hedging activities and related income tax of $16 million (December 31, 2015 - $19 million)	(13)	(4)
Unrealized loss arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $2 million (December 31, 2015 - $5 million)	(5)	(12)
Unrealized gain (loss) on available-for-sale financial assets, net of related income taxes of nil (December 31, 2015 - nil)	(1)	1
Unrealized loss on share of other comprehensive income of associates, net of related income taxes of $9 million (December 31, 2015 - $9 million)	(12)	(12)
	(31)	(27)

NOTE 22

COST OF SALES BY NATURE

(in millions of Canadian dollars)	2016	2015
Raw material	1,612	1,532
Wages and employee benefits expenses	662	641
Energy	248	266
Delivery	269	259
Depreciation and amortization	192	190
Other	397	373
	3,380	3,261

SELLING AND ADMINISTRATIVE EXPENSES BY NATURE

(in millions of Canadian dollars)	2016	2015
Wages and employee benefits expenses	271	244
Information technology	46	28
Publicity and marketing	15	16
Other	70	72
	402	360

48

NOTE 23

EMPLOYEE BENEFITS EXPENSES

(in millions of Canadian dollars)	NOTE	2016	2015
Wages and employee benefits expenses	22	933	885
Share options granted to directors and employees	20(a)	1	1
Pension costs - defined benefit plans	17	7	9
Pension costs - defined contribution plans	17	20	20
Post-employment benefits other than defined benefit pension plans	17	5	8
		966	923

KEY MANAGEMENT COMPENSATION

Key management includes the members of the Board of Directors, Presidents and Vice Presidents of the Corporation (same as disclosed in annual information form in section 8.3). The compensation paid or payable to key management for their services is shown below:

(in millions of Canadian dollars)	2016	2015
Salaries and other short-term benefits	11	11
Share-based payments	4	4
	15	15

NOTE 24

GAIN ON ACQUISITIONS, DISPOSALS AND OTHERS

(in millions of Canadian dollars)	2016	2015
Gain on disposal of assets	(4)	(1)

2016

Fourth quarter

•	The Specialty Products Group recorded a $3 million gain on the sale of pieces of land close to the former fine paper plant located in St-Jérôme, Québec. The Group also recorded a $3 million environmental provision mainly related to closed plants in Québec, closed in previous years.

Second quarter

•	The Specialty Products Group recorded a $4 million gain on the sale of assets following the closure of its de-inked pulp mill located in Auburn, Maine.

2015

Third quarter

•	The Containerboard Packaging Group sold a warehouse in Québec City and recorded a $1 million gain.

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NOTE 25

IMPAIRMENT CHARGES AND RESTRUCTURING COSTS

A.	IMPAIRMENT CHARGES (REVERSALS) ON PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS WITH FINITE USEFUL LIFE AND OTHER ASSETS

The Corporation recorded net impairment charges totaling $3 million in 2016 and net impairment charges of $69 million in 2015. The recoverable amount of CGUs was determined using a fair value less cost of disposal sell model based on the income approach, unless otherwise indicated. Level 2 inputs are used to measure fair value. Impairments are detailed as follows:

	2016
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	CORPORATE ACTIVITIES	TOTAL
Property, plant and equipment	2	—	(3)	(1)	4	—	3

	2015
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	CORPORATE ACTIVITIES	TOTAL
Property, plant and equipment	—	45	10	55	—	—	55
Spare parts	—	11	1	12	—	—	12
Intangible assets with finite useful life and other assets	—	—	—	—	—	2	2
	—	56	11	67	—	2	69

2016

Fourth quarter

•	The Specialty Products Group sold the building of its closed de-inked pulp mill located in Auburn, Maine, and recorded a $2 million reversal of impairment.

Third quarter

•	The Tissue Group incurred an additional impairment charge of $2 million related to the revaluation of some equipment following the closure of its Toronto converting plant in the second quarter.

Second quarter

•	The Containerboard Packaging Group recorded a $2 million impairment charge on the assets of its converting plant in Connecticut which were not part of the disposal related to the Rand-Whitney - Newtown plant acquisition.

•	The Specialty Products Group sold a piece of land related to a closed plant and recorded a $1 million reversal of impairment.

•	As a result of the transfer of the converting operations of the Toronto plant to other sites, the Tissue Group recorded an impairment charge of $2 million related to the revaluation of some equipment that was not transferred. The recoverable amount was based on the selling price of assets.

2015

Fourth quarter

•	The Boxboard Europe Group reviewed the recoverable value of its virgin boxboard mill located in France and allocated impairment charges of $42 million on fixed assets and $11 million on spare parts. Sustained difficult market conditions led to insufficient profitability to support the carrying value of these assets. The Group also recorded impairment charges of $2 million on fixed assets of plants that were closed over past years.

•	Corporate activities reviewed the recoverable amount of a note receivable related to the sale of a plant in 2014 and recorded an impairment charge of $2 million.

Third quarter

•	The Specialty Products Group reviewed the recoverable value of one of its plant and recorded impairment charges of $10 million on fixed assets and $1 million on spare parts. Sustained difficult market conditions led to insufficient profitability to support the carrying value of these assets. The recoverable amount was based on the selling price of assets.

Second quarter

•	The Boxboard Europe Group recorded impairment charges of $1 million related to closed plants. The recoverable amount was based on the selling price of assets.

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B.	GOODWILL AND OTHER INDEFINITE USEFUL LIFE INTANGIBLE ASSETS

Allocation of goodwill and other indefinite useful life intangible assets is as follows:

•	Packaging Containerboard Group goodwill of $292 million is allocated to all Containerboard CGUs;

•	Specialty Products Group goodwill is allocated to all Cascades Recovery CGUs, $13 million, and the Partitioning activities CGU, $3 million;

•	Tissue Group goodwill of $36 million is allocated to all Tissue CGUs;

•	Water rights of $6 million are allocated to RdM's CGU.

Annually, the Corporation must test all of its goodwill for impairment, except if the following three conditions are met:

•	the assets and liabilities making up the unit have not changed significantly since the most recent recoverable amount calculation;

•	the most recent recoverable amount calculation resulted in an amount that exceeded the carrying amount of the unit by a substantial margin; and

•	based on an analysis of events that have occurred and circumstances that have changed since the most recent recoverable amount calculation, the likelihood that a current recoverable amount determination would be less than the current carrying amount of the unit is remote.

Given all three conditions were met for all goodwill, the Corporation did not perform impairment testing in 2016.

C.	RESTRUCTURING COSTS (GAINS)

Restructuring costs (gains) are detailed as follows:

(in millions of Canadian dollars)	2016	2015
Containerboard Packaging Group	(1)	—
Boxboard Europe Group	2	1
Specialty Products Group	1	(5)
Tissue Group	7	—
Corporate activities	—	1
	9	(3)

2016

Third quarter

•	The Tissue Group recorded a $3 million provision for an onerous lease as a consequence of the closure of its Toronto converting plant in the second quarter.

Second quarter

•	The Containerboard Packaging Group recorded a $1 million gain on the reversal of a provision for an onerous lease contract in relation to the restructuring of its Ontario converting activities in 2012.

•	The Boxboard Europe Group recorded restructuring costs of $2 million in relation to the reorganization of its activities following the transfer of the virgin fibre boxboard mill located in La Rochette, France, to our Reno de Medici subsidiary.

•	The Specialty Products Group recorded restructuring costs of $1 million following the closure of its de-inked pulp mill located in Auburn, Maine.

•	The Tissue Group incurred $4 million of severance costs following the transfer of the converting operations of the Toronto plant to other Tissue Group sites.

51

2015

Third quarter

•	The Specialty Products Group proceeded with the legal restructuring of its Norcan Flexible Packaging subsidiary, which was owned at 62.1%. As a result of the restructuring, the Corporation now owns 100% of the net assets of this business through its Cascades Flexible Packaging subsidiary. The Corporation recorded a gain of $5 million on the extinguishment of some liabilities following the transaction (including $2 million attributable to non-controlling interests).

Second quarter

•	The Boxboard Europe Group recorded severance provision adjustments totalling $1 million related to plants closed over the past years.

The Corporate activities segment incurred $1 million of severance costs in relation to the reorganization of its activities.

NOTE 26

ADDITIONAL INFORMATION

A.	CHANGES IN NON-CASH WORKING CAPITAL COMPONENTS ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2016	2015
Accounts receivable	(6)	(57)
Current income tax assets	(1)	(3)
Inventories	(2)	(9)
Trade and other payables	66	33
Current income tax liabilities	(1)	(2)
	56	(38)

B.	FINANCING EXPENSE AND INTEREST EXPENSE ON EMPLOYEE FUTURE BENEFITS

(in millions of Canadian dollars)	2016	2015
Interest on long-term debt	83	88
Interest income	(1)	(4)
Amortization of financing costs	3	4
Other interest and banking fees	3	3
Interest on employee future benefits	5	6
	93	97

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NOTE 27

FINANCIAL INSTRUMENTS

27.1 FAIR VALUE OF FINANCIAL INSTRUMENTS

The classification of financial instruments as at December 31, 2016 and 2015, along with the respective carrying amounts and fair values, is as follows:

		2016		2015
(in millions of Canadian dollars)	NOTE	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets at fair value through profit or loss
Derivatives	27.4	10	10	13	13
Financial assets available for sale
Other investments		1	1	2	2
Investments in shares held for trading		1	1	1	1
Financial liabilities at fair value through profit or loss
Derivatives	27.4	(31)	(31)	(63)	(63)
Financial liabilities at amortized cost
Long-term debt		(1,566)	(1,612)	(1,744)	(1,729)
Derivatives designated as hedge
Asset derivatives		2	2	—	—
Liability derivatives		(8)	(8)	(16)	(16)

53

27.2 DETERMINING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount of consideration that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as at the measurement date.

(i)	The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, trade and other payables and provisions approximate their carrying amounts due to their relatively short maturities.

(ii)	The fair value of investments in shares held for trading is based on observable market data and mainly represents the Corporation's investment in Junex Inc., which is quoted on the Toronto Stock Exchange.

(iii)	The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and the credit market liquidity conditions.

27.3 HIERARCHY OF FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The following table presents information about the Corporation's financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2016 and 2015 and indicates the fair value hierarchy of the Corporation's valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value are:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Inputs that are generally unobservable and typically reflect Management's estimates of assumptions that market participants would use in pricing the asset or liability.

			2016
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	1	—	1	—
Investments in shares held for trading	1	1	—	—
Derivative financial assets	12	—	12	—
	14	1	13	—
Financial liabilities
Derivative financial liabilities	(39)	—	(39)	—
	(39)	—	(39)	—

			2015
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	2	—	2	—
Investments in shares held for trading	1	1	—	—
Derivative financial assets	13	—	13	—
	16	1	15	—
Financial liabilities
Derivative financial liabilities	(79)	—	(79)	—
	(79)	—	(79)	—

54

27.4 FINANCIAL RISK MANAGEMENT

The Corporation's activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Corporation's overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation's financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and a management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk and credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

Summary

		2016
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	27.4 A) (i)	2	—	2	(20)	(13)	(33)
Price risk	27.4 A) (ii)	1	9	10	(3)	(3)	(6)
		3	9	12	(23)	(16)	(39)

		2015
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	27.4 A) (i)	—	1	1	(23)	(38)	(61)
Price risk	27.4 A) (ii)	1	11	12	(9)	(8)	(17)
Interest risk	27.4 A) (iii)	—	—	—	—	(1)	(1)
		1	12	13	(32)	(47)	(79)

A.	MARKET RISK

(i)	Currency risk

The Corporation operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Italy and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases and debt.

The Corporation manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. Management has implemented a policy for managing foreign exchange risk against its functional currency. The Corporation's risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months. The Corporation may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange loss (gain) on long-term debt in the period in which the respective hedged item affected earnings.

In 2016, approximately 25% of sales from Canadian operations were made to the United States and 15% of sales from European operations were made in countries whose currencies were other than the euro.

55

The following table summarizes the Corporation's commitments to buy and sell foreign currencies as at December 31, 2016 and 2015:

	2016
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives at fair value through profit or loss and classified in Foreign exchange loss (gain) on long-term debt:
Foreign exchange forward contracts to buy (US$ for CAN$)	1.06	January 2020	US$	50	13
Currency option sold to sell US$ (US$ for CAN$)	1.15	December 2017	US$	75	(14)
Currency option sold to sell US$ (US$ for CAN$)	1.15	January 2020	US$	100	(19)
Currency option sold to buy US$ (US$ for CAN$)	1.0225	January 2020	US$	200	(2)
Cross currency swap (US$ for CAN$)	1.329	July 2023	US$	102	(2)
					(24)
Net investment hedge
Cross currency swap (CAN$ for €)	1.4263	December 2018		€95	1

Forecasted sales
Derivatives at fair value through profit or loss and classified in Loss on derivative financial instruments:
Foreign exchange forward contracts to buy (US$ for CAN$)	1.3543	0 to 12 months	US$	20	—
Currency option instruments to sell (US$ for CAN$)	1.2709 to 1.2962	0 to 12 months	US$ 48 to 92		(6)
Currency option instruments to sell (US$ for CAN$)	1.3042 to 1.3461	13 to 24 months	US$ 15 to 40		(2)
					(8)
					(31)

In 2016, the Corporation offset $12 million in derivative assets against $19 million in derivative liabilities as we intend to settle the derivatives on a net basis with one counterparty. During the year, the Corporation also received $3 million related to the settlement of a portion of its 2017 derivatives related to repayment of long-term debt.

	2015
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives at fair value through profit or loss and classified in Foreign exchange loss (gain) on long-term debt:
Foreign exchange forward contracts to buy (US$ for CAN$)	0.9997	December 2017	US$	150	54
Foreign exchange forward contracts to buy (US$ for CAN$)	1.06	January 2020	US$	50	14
Currency option sold to sell US$ (US$ for CAN$)	1.1167	December 2017	US$	300	(75)
Currency option sold to sell US$ (US$ for CAN$)	1.15	January 2020	US$	100	(21)
Currency option sold to buy US$ (US$ for CAN$)	1.0225	January 2020	US$	200	(2)
Cross currency swap (€ for US$)	1.05	February 2016		€80	(4)
					(34)
Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales (effective portion):
Foreign exchange forward contracts to sell (GBP for €)	1.3141	0 to 12 months		€1	—
Foreign exchange forward contracts to sell (€ for US$)	1.0892	0 to 12 months		€1	—
					—
Derivatives at fair value through profit or loss and classified in Loss on derivative financial instruments:
Foreign exchange forward contracts to sell (US$ for CAN$)	1.3882	0 to 12 months	US$	20	—
Currency option instruments to sell (US$ for CAN$)	1.1434 to 1.1701	0 to 12 months	US$ 45 to 90		(19)
Currency option instruments to sell (US$ for CAN$)	1.2675 to 1.2839	13 to 24 months	US$ 35 to 60		(6)
Currency option instruments to sell (US$ for CAN$)	1.3705 to 1.4213	25 to 36 months	US$ 5 to 20		(1)
					(26)
					(60)

56

In 2015, the Corporation offset $14 million in derivative assets against $22 million in derivative liabilities as we intend to settle the derivatives on a net basis with one counterparty. For the same reason, the Corporation also offset $53 million of derivative liabilities against $54 million in derivative assets with another counterparty

The fair values of foreign exchange forward contracts and currency options are determined using the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the consolidated balance sheet date. The discount rates are adjusted for the credit risk of the Corporation or of the counterparty, as applicable. When determining credit risk adjustments, the Corporation considers master netting agreements, if applicable.

In 2016, if the Canadian dollar had strengthened by $0.01 against the US dollar on average for the year with all other variables held constant, operating income before depreciation for the year would have been approximately $3 million lower. This is based on the net exposure of total US sales less US purchases of the Corporation's Canadian operations, and operating income before depreciation of the Corporation's US operations, but excludes the effect of this change on the denominated working capital components. The interest expense would have remained relatively stable.

In 2016, if the Canadian dollar had strengthened by $0.02 against the euro with all other variables held constant, operating income before depreciation for the year would have been approximately $1 million lower following the translation of operating income of the Corporation's European operations.

CURRENCY RISK ON TRANSLATION OF SELF-SUSTAINING FOREIGN SUBSIDIARIES

The Corporation has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Corporation may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in Accumulated other comprehensive income (loss), net of related income taxes.

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the euro as at December 31, 2016 and 2015. The calculation includes the effect of currency hedges of net investment in US foreign entities and assumes that no changes occurred other than a single currency exchange rate movement.

The exposures used in the calculations are the foreign currency-denominated equity and the hedging level as at December 31, 2016 and 2015, with the hedging instruments being the long-term debt denominated in US dollars.

Consolidated Shareholders' equity: Currency effect before tax of a 10% change:

	2016			2015
(in millions of Canadian dollars)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
10% change in the CAN$/US$ rate	107	73	34	111	64	47
10% change in the CAN$/euro rate	13	13	—	1	—	1

(ii) Price risk

The Corporation is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Corporation uses derivative commodity contracts to help manage its production costs. The Corporation may designate these derivatives as cash flow hedges of anticipated purchases of raw material, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes, and are reclassified to earnings as adjustments to Cost of sales in the same period, as the respective hedged item affects earnings.

57

The fair value of these contracts is as follows:

	2016
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Electricity	109,500 MWh	2017 to 2018	(1)
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Natural gas:
Canadian portfolio	4,658,660 GJ	2017 to 2021	(4)
US portfolio	4,722,800 mmBtu	2017 to 2021	(1)
			(6)

	2015
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Electricity	127,284 MWh	2016 to 2017	(1)
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Natural gas:
Canadian portfolio	7,735,000 GJ	2016 to 2019	(9)
US portfolio	4,004,100 mmBtu	2016 to 2020	(7)
			(17)

In 2013, the Corporation entered into an agreement to purchase steam. The agreement includes an embedded derivative and the fair value as at December 31, 2016 was $10 million (2015 - $11 million).

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.

The table below shows the effect of changes in the price of old corrugated containers, natural gas and electricity as at December 31, 2016 and 2015. The calculation includes the effect of price hedges of these commodities and assumes that no changes occurred other than a single change in price.

The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, 2016 and 2015, with the hedging instruments being derivative commodity contracts.

Consolidated commodity consumption: Price change effect before tax:

	2016			2015
(in millions of Canadian dollars1)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
US$15/s.t. change in recycled paper price	32	—	32	33	—	33
US$30/s.t. change in commercial pulp price	6	—	6	7	—	7
US$1/mmBTU. change in natural gas price	12	6	6	12	6	6
US$1/MWh change in electricity price	2	—	2	2	—	2

1	Sensitivity calculated with an exchange rate of 1.33 CAN$/US$ for 2016 and 1.38 CAN$/US$ for 2015.

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(iii) Interest rate risk

The Corporation has no significant interest-bearing assets.

The Corporation's interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2016, approximately 9% (2015 - 16%) of the Corporation's long-term debt was at variable rates.

Based on the outstanding long-term debt as at December 31, 2016 the impact on interest expense of a 1% change in rate would be approximately $1 million (impact on net earnings is approximately $1 million).

The Corporation holds interest rate swaps through RdM. These swaps are contracted to fix the interest rate on a notional amount of €38 million and are maturing from 2020 to 2023. Fair value of these agreements is nil as at December 31, 2016 (December 31, 2015 - nil). In 2015, the Corporation also had swaps for its North American operations (liability of $1 million).

(iv)	Loss (gain) on derivative financial instruments is as follows:

(in millions of Canadian dollars)	2016	2015
Unrealized loss (gain) on derivative financial instruments	(18)	18
Realized loss on derivative financial instruments	12	10
	(6)	28

B.	CREDIT RISK

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with credit worthy financial institutions.

The Corporation is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Corporation's credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Corporation believes there is no particular concentration of credit risk due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

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Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Corporation will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset's carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in Selling and administrative expenses. When a trade receivable is not collectable, it is written off against the Provision for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against Selling and administrative expenses in the consolidated statement of earnings.

Loans and notes receivables from business disposals are recognized at fair value. There is no past due amount as at December 31, 2016.

C.	LIQUIDITY RISK

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2016 and 2015:

	2016
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	28	28	28	—	—	—
Trade and other payables	661	661	661	—	—	—
Revolving credit facility	90	95	2	2	91	—
Unsecured senior notes	1,324	1,735	74	74	464	1,123
Other debts of subsidiaries	62	71	14	13	25	19
Other debts without recourse to the Corporation	105	110	28	24	44	14
Derivative financial liabilities	39	39	23	5	9	2
	2,309	2,739	830	118	633	1,158

	2015
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	37	37	37	—	—	—
Trade and other payables	613	613	613	—	—	—
Revolving credit facility	238	271	10	10	251	—
Unsecured senior notes	1,357	1,854	76	76	226	1,476
Other debts of subsidiaries	61	67	12	10	22	23
Other debts without recourse to the Corporation	106	106	25	24	46	11
Derivative financial liabilities	79	79	32	35	12	—
	2,491	3,027	805	155	557	1,510

As at December 31, 2016, the Corporation had unused credit facilities of $768 million (December 31, 2015 - $621 million), net of outstanding letters of credit of $26 million (December 31, 2015 - $26 million).

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D.	OTHER RISK

FACTORING OF ACCOUNTS RECEIVABLE

The Corporation sells its accounts receivable from one of its European subsidiaries through a factoring contract with a financial institution. The Corporation uses factoring of receivables as a source of financing by reducing its working capital requirements. When the receivables are sold, the Corporation removes them from the balance sheet, recognizes the amount received as the consideration for the transfer and records a loss on factoring which is included in Financing expense. As at December 31, 2016, the off-balance sheet impact of the factoring of receivables amounted to $31 million (€22 million). The Corporation expects to continue to sell receivables on an ongoing basis. Should it decide to discontinue this contract, its working capital and bank debt requirements would increase.

NOTE 28

COMMITMENTS

a.	The Corporation leases various properties, vehicles, equipment and others under non-cancellable operating lease agreements.

Future minimum payments under operating leases are as follows:

(in millions of Canadian dollars)	2016	2015
No later than one year	23	24
Later than one year but no later than five years	33	39
More than five years	9	11

b.	Capital and raw material commitments

Capital expenditures and raw material contracted at the end of the reporting date but not yet incurred are as follows:

		2016			2015
(in millions of Canadian dollars)	NOTE	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	RAW MATERIAL	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	RAW MATERIAL
No later than one year	29	36	2	73	24	2	75
Later than one year but no later than five years	29	—	3	258	1	4	301
More than five years	29	—	1	—	—	1	38
		36	6	331	25	7	414

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NOTE 29

RELATED PARTY TRANSACTIONS

The Corporation entered into the following transactions with related parties:

(in millions of Canadian dollars)	JOINT VENTURES	ASSOCIATES
2016
Sales to related parties	151	89
Purchases from related parties	14	168
2015
Sales to related parties	112	77
Purchases from related parties	21	175

These transactions occurred in the normal course of operations and are measured at fair value.

In addition to related party balance presented in note 12, the following balances were outstanding at the end of the reporting period:

(in millions of Canadian dollars)	December 31, 2016	December 31, 2015
Receivables from related parties
Joint ventures	18	17
Associates	21	13
Payables to related parties
Joint ventures	2	9
Associates	42	22

The receivables from related parties arise mainly from sale transactions. The receivables are unsecured in nature and bear no interest. There are no provision held against receivables from related parties. The payables to related parties arise mainly from purchase transactions. The payables bear no interest.

Starting in June 2013, the Corporation entered into a take-or-pay agreement with its associate Greenpac. For a period of eight years, the Corporation has the obligation to purchase a minimum quantity of 340,000 short tons per year from Greenpac. If the Corporation fails to purchase the minimum quantity, it must compensate Greenpac for the lost gross margin on those short tons. Included in commitments in Note 28 is the minimum amount to be paid to Greenpac, which corresponds to the potential lost gross margin on 340,000 tons.

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